As filed with the Securities and Exchange Commission on April 21, 2006
Registration No. 333-126069

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN REAL ESTATE PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	13-3398766
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
AMERICAN REAL ESTATE FINANCE CORP.
(Exact name of registrant as specified in its charter)

Delaware	20-1059842
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification number)
100 South Bedford Road
Mt. Kisco, New York 10549
(914) 242-7700
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)
Jon F. Weber
President
100 South Bedford Road
Mt. Kisco, New York 10549
(914) 242-7700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:
Steven L. Wasserman, Esq.
James T. Seery, Esq.
DLA Piper Rudnick Gray Cary US LLP
1251 Avenue of the Americas
New York, New York 10020
(212) 835-6000
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐
     If this Form is a registration statement pursuant to General Instruction 1.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:    ☐
     If this Form is a post-effective amendment to registration statement filed pursuant to General Instruction 1.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)	per Unit	Offering Price(1)(2)	Fee(3)(4)

Depositary units(3)

Preferred units(3)

Debt securities(3)

Warrants(3)

Guarantees of Debt Securities(5)

Total			$1,000,000,000	$117,700

(1)	Not applicable pursuant to Form S-3 General Instruction II(D).
(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, and based upon the maximum aggregate offering price of all securities being registered.
(3)	Such indeterminate number as may from time to time be issued at indeterminate prices registered hereunder.

(4)	Previously paid.

(5)	Any series of debt securities issued by American Real Estate Finance Corp. will be guaranteed by American Real Estate Partners, L.P. Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees of the debt securities being registered.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 21, 2006
PROSPECTUS
$1,000,000,000
AMERICAN REAL ESTATE PARTNERS, L.P.
AMERICAN REAL ESTATE FINANCE CORP.
Depositary Units Representing Limited Partnership Interests
Preferred Units Representing Limited Partnership Interests
Debt Securities
Warrants to Purchase Debt Securities, Preferred Units or Depositary Units
        We will provide the specific terms for each of these securities in supplements to this prospectus. You should read carefully this prospectus and any supplement before you invest.
      Our depositary units are listed on the New York Stock Exchange under the symbol “ACP”.
      This prospectus may not be used to complete sales of securities unless it is accompanied by a prospectus supplement.
       Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3.

       Neither the Securities and Exchange Commission nor any state securities commission has approvedor disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006.

FORWARD-LOOKING INFORMATION	ii
OUR COMPANY	1
RATIO OF EARNINGS TO FIXED CHARGES	1
ABOUT THIS PROSPECTUS	2
RISK FACTORS	3
USE OF PROCEEDS	22
DESCRIPTION OF DEPOSITARY UNITS	23
DESCRIPTION OF PREFERRED UNITS	25
OUR PARTNERSHIP AGREEMENT AND CERTAIN PROVISIONS OF DELAWARE LAW	26
DESCRIPTION OF DEBT SECURITIES	33
DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES	40
DESCRIPTION OF WARRANTS TO PURCHASE DEPOSITARY UNITS OR PREFERRED UNITS	41
PLAN OF DISTRIBUTION	42
LEGAL MATTERS	42
EXPERTS	42
WHERE YOU CAN FIND MORE INFORMATION	44
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	44
EX-4.7: FORM OF INDENTURE
FORM OF INDENTURE
OPINION OF DLA PIPER RUDNICK GRAY CARY US LLP
EX-12.1: RATIO OF EARNINGS TO FIXED CHARGES
EX-23.1: CONSENT OF GRANT THORNTON LLP
EX-23.2: CONSENT OF GRANT THORNTON LLP
EX-23.3: CONSENT OF KPMG LLP
EX-23.4: CONSENT OF KPMG LLP
EX-23.5: CONSENT OF ERNST & YOUNG LLP
EX-23.6: CONSENT OF DEGOLYER AND MACNAUGHTON
EX-23.7: CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.
EX-23.8: CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.
EX-23.9: CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.
EX-23.10: CONSENT OF PRATOR BETT, L.L.C.
      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell securities. The information in this document may only be accurate on the date of this document.

i

FORWARD-LOOKING INFORMATION
      This prospectus and the information incorporated herein by reference contain forward-looking statements. These forward-looking statements are not historical facts, but rather our beliefs and expectations based on our current expectations, estimates, projections, beliefs and assumptions about our company and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks include those set forth in the section of this prospectus called “Risk Factors.”
      Those risks are representative of factors that could affect the outcome of the forward-looking statements. These and the other factors discussed elsewhere in this prospectus and the documents incorporated by reference herein are not necessarily all of the important factors that cause our results to differ materially from those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which reflect our view only as of the respective dates of this prospectus and the documents incorporated herein by reference or other dates which are specified in those documents.

ii

OUR COMPANY
      American Real Estate Partners, L.P., or AREP, is a master limited partnership formed in Delaware on February 17, 1987. We are a diversified holding company engaged in a variety of businesses.
      Our core businesses currently include oil and gas exploration and production, gaming, real estate and home fashion. We may also seek to acquire additional businesses that are distressed or in out-of-favor industries and will consider the divestiture of businesses from which we do not foresee adequate future cash flow or appreciation potential. In addition, we invest our available liquidity in debt and equity securities with a view to enhancing returns as we continue to assess further acquisitions of operating businesses.
      Our general partner is American Property Investors, Inc., the general partner, or API, a Delaware corporation, which is indirectly wholly owned by Carl C. Icahn. We own our businesses and conduct our investment activities through a subsidiary limited partnership, American Real Estate Holdings Limited Partnership, or AREH, in which we own a 99% limited partnership interest, and its subsidiaries. API also acts as the general partner for AREH. API has a 1% general partnership interest in each of us and AREH. As of March 1, 2006, affiliates of Mr. Icahn beneficially owned 55,655,382 units representing AREP limited partner interests, or the depositary units, representing approximately 90.0% of the outstanding depositary units, and 9,346,044 cumulative pay-in-kind redeemable preferred units, representing AREP limited partner interests, or the preferred units, representing approximately 86.5% of the outstanding preferred units.
      Our depositary units, representing limited partnership interests, trade on the New York Stock Exchange under the symbol “ACP.”
      As used in this prospectus, “we,” “us,” “our,” “company” and AREP mean American Real Estate Partners, L.P., and, unless the context indicates otherwise, include our subsidiaries.
      Our principal executive offices are located at 100 South Bedford Road, Mt. Kisco, New York 10549. Our phone number is (914) 242-7700.
      American Real Estate Finance Corp., or AREP Finance, a Delaware corporation, is our wholly-owned subsidiary. AREP Finance was incorporated on April 19, 2004 and was formed solely for the purpose of serving as a co-issuer of debt securities of AREP. AREP Finance does not and will not have any operations or assets and will not have any revenues. AREP Finance’s principal business address is 100 South Bedford Road, Mt. Kisco, New York 10549 and its telephone number is (914) 242-7700.
RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth our ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes, equity in earnings (loss) of investees and minority interest plus fixed charges. Fixed charges include (a) interest on indebtedness (whether expensed or capitalized), (b) amortization premiums, discounts and capitalized expenses related to indebtedness and (c) the portion of rent expense we believe to be representative of interest.

	Years Ended December 31,

	2005		2004	2003	2002	2001

Ratio of earnings to fixed charges	—	(1)	2.4	2.0	2.4	2.2

(1)	Fixed charges exceeded earnings by $41.7 million for 2005.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may offer, from time to time, in one or more offerings:

•	depositary units;

•	preferred units;

•	debt securities; or

•	warrants to purchase our debt securities, depositary units or preferred units.
      The total offering price of these securities will not exceed $1,000,000,000.
      This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus.
      We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

RISK FACTORS
      Investing in our securities involves risks that could affect us and our business as well as the industries in which we operate and invest. Before purchasing our securities, you should carefully consider the following risks and the other information in this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein. Each of the risks described could result in a decrease in the value of our securities and your investment in them.
General

Our general partner and its control person could exercise their influence over us to your detriment.
      Mr. Icahn, through affiliates, currently owns 100% of API, our general partner, and approximately 90.0% of our depositary units and 86.5% of our preferred units, and, as a result, has the ability to influence many aspects of our operations and affairs. API also is the general partner of AREH.
      We have invested and may in the future invest in entities in which Mr. Icahn or his affiliates also invest or purchase investments from him or his affiliates. Although API has never received fees in connection with our investments, our partnership agreement allows for the payment of these fees. Mr. Icahn or his affiliates may pursue other business opportunities in which we compete and there is no requirement that any additional business opportunities be presented to us.
      The interests of Mr. Icahn and his affiliates including their interests in entities in which they and we have invested or may invest in the future, may differ from your interests as a unit holder and, as such, he and they may take actions that may not be in your interest. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, Mr. Icahn’s interests might conflict with your interests as a unit holder.

Certain of our management are committed to the management of other businesses.
      Certain of the individuals who conduct the affairs of API, including the chairman of our board of directors, Mr. Icahn, and our principal executive officer and vice chairman of the board of directors, Keith A. Meister, are, and will in the future be, committed to the management of other businesses owned or controlled by Mr. Icahn and his affiliates. Accordingly, these individuals may focus significant amounts of time and attention on managing these other businesses. Conflicts may arise between our interests and the other entities or business activities in which such individuals are involved. Conflicts of interest may arise in the future as such affiliates and we may compete for the same assets, purchasers and sellers of assets or financings.

To service our indebtedness and pay distributions with respect to our units, we will require a significant amount of cash. Our ability to maintain our current cash position or generate cash depends on many factors beyond our control.
      Our ability to make payments on and to refinance our indebtedness, to pay distributions with respect to our units and to fund operations will depend on existing cash balances and our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.
      Our current businesses and businesses that we acquire may not generate sufficient cash to service our debt. In addition, we may not generate sufficient cash flow from operations or investments and future borrowings may not be available to us in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

We may be subject to the pension liabilities of our affiliates.
      Mr. Icahn, through certain affiliates, currently owns 100% of API and approximately 90.0% of our outstanding depositary units and approximately 86.5% of our outstanding preferred units. Applicable pension and tax laws make each member of a “controlled group” of entities, generally defined as entities in which there is at least an 80% common ownership interest, jointly and severally liable for certain pension plan obligations of any member of the controlled group. These pension obligations include ongoing contributions to fund the plan, as well as liability for any unfunded liabilities that may exist at the time the plan is terminated. In addition, the failure to pay these pension obligations when due may result in the creation of liens in favor of the pension plan or the Pension Benefit Guaranty Corporation, or the PBGC, against the assets of each member of the controlled group.
      As a result of the more than 80% ownership interest in us by Mr. Icahn’s affiliates, we and our subsidiaries are subject to the pension liabilities of all entities in which Mr. Icahn has a direct or indirect ownership interest of at least 80%. One such entity, ACF Industries LLC, is the sponsor of several pension plans which are underfunded by a total of approximately $21.8 million on an ongoing actuarial basis and $135.2 million if those plans were terminated, as most recently reported by the plans’ actuaries. These liabilities could increase or decrease, depending on a number of factors, including future changes in promised benefits, investment returns, and the assumptions used to calculate the liability. As members of the controlled group, we would be liable for any failure of ACF to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of the ACF pension plans. In addition, other entities now or in the future within the controlled group that includes us may have pension plan obligations that are, or may become, underfunded and we would be liable for any failure of such entities to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of such plans.
      The current underfunded status of the ACF pension plans requires ACF to notify the PBGC of certain “reportable events,” such as if we cease to be a member of the ACF controlled group, or if we make certain extraordinary dividends or stock redemptions. The obligation to report could cause us to seek to delay or reconsider the occurrence of such reportable events.
      Starfire Holding Corporation, which is 100% owned by Mr. Icahn, has undertaken to indemnify us and our subsidiaries from losses resulting from any imposition of pension funding or termination liabilities that may be imposed on us and our subsidiaries or our or their assets as a result of being a member of the Icahn controlled group. The Starfire indemnity provides, among other things, that so long as such contingent liabilities exist and could be imposed on us, Starfire will not make any distributions to its stockholders that would reduce its net worth to below $250.0 million. Nonetheless, Starfire may not be able to fund its indemnification obligations to us.

We are subject to the risk of becoming an investment company.
      Because we are a holding company and a significant portion of our assets may, from time to time, consist of investments in companies in which we own less than a 50% interest, we run the risk of inadvertently becoming an investment company that is required to register under the Investment Company Act of 1940, as amended. Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner in which we operate our business, nor are registered investment companies permitted to have many of the relationships that we have with our affiliated companies.
      In order not to become an investment company required to register under the Investment Company Act, we monitor the value of our investments and structure transactions with an eye toward the Investment Company Act. As a result, we may structure transactions in a less advantageous manner than if we did not have Investment Company Act concerns, or we may avoid otherwise economically desirable transactions due to those concerns. In addition, events beyond our control, including significant appreciation or depreciation in the market value of certain of our publicly traded holdings or adverse developments with respect to our ownership of certain of our subsidiaries, such as our loss of control of WestPoint International, Inc., or WPI, could result in our inadvertently becoming an investment company.
      If it were established that we were an investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period it was established that we were an unregistered investment company.

We may become taxable as a corporation.
      We operate as a partnership for federal income tax purposes. This allows us to pass through our income and deductions to our partners. We believe that we have been and are properly treated as a partnership for federal income tax purposes. However, the Internal Revenue Service, or IRS, could challenge our partnership status and we could fail to qualify as a partnership for past years as well as future years. Qualification as a partnership involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended. For example, a publicly traded partnership is generally taxable as a corporation unless 90% or more of its gross income is “qualifying” income, which includes interest, dividends, oil and gas revenues, real property rents, gains from the sale or other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends, and certain other items. We believe that in all prior years of our existence at least 90% of our gross income was qualifying income and we intend to structure our business in a manner such that at least 90% of our gross income will constitute qualifying income this year and in the future. However, there can be no assurance that such structuring will be effective in all events to avoid the receipt of more than 10% of non-qualifying income. If less than 90% of our gross income constitutes qualifying income, we may be subject to corporate tax on our net income at regular corporate tax rates. Further, if less than 90% of our gross income constituted qualifying income for past years, we may be subject to corporate level tax plus interest and possibly penalties. In addition, if we register under the Investment Company Act of 1940, it is likely that we would be treated as a corporation for U.S. federal income tax purposes and subject to corporate tax on our net income at regular corporate tax rates. The cost of paying federal and possibly state income tax, either for past years or going forward, would be a significant liability and would reduce our funds available to make interest and principal payments on the notes. To meet the qualifying income test we may structure transactions in a less advantageous manner or avoid otherwise economically desirable transactions.
 A successful IRS contest of the federal income tax positions we take may adversely affect the market for our depositary units, preferred units, or debt securities and the costs of any contest will be borne by us and, therefore, indirectly by our unitholders and our general partner.
      We have not requested a ruling from the IRS with respect to any matter affecting us. The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not concur with some or all of the positions we take. Any contest with the IRS may materially and adversely affect the market for our depositary units, preferred units, or debt securities and the price at which they trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne indirectly by our unitholders and our general partner.

During 2004 and 2005, we identified three significant deficiencies in our internal control over financial reporting. If we were to discover other significant deficiencies in the future, including at any recently acquired entity, it may affect adversely our ability to provide timely and reliable financial information and satisfy our reporting obligations under federal securities laws, which also could affect our ability to remain listed with the New York Stock Exchange or the market price of our depositary units.
      Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We have discovered two significant deficiencies in internal controls at the Holding Company and one of a subsidiary as defined under interim standards adopted by the Public Company Accounting Oversight Board, or PCAOB, that require remediation. A “significant deficiency” is a control deficiency, or combination of control deficiencies, that adversely affect a company’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is a more than remote likelihood that a misstatement of a company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected.
      Throughout 2005, we implemented processes to address a significant deficiency in our consolidation process reported by management in 2004 during its evaluation of the effectiveness of the design and operation of our disclosure controls and procedures and our internal controls over financial reporting.
      During the third quarter of 2005, we identified a significant deficiency related to our periodic reconciliation, review and analysis of investment accounts. This significant deficiency arose from a lack of monitoring and review controls. We have engaged additional resources and enhanced our treasury function to provide what we believe is the appropriate level of control.
      During the fourth quarter of 2005, National Energy Group, Inc.’s management identified a significant deficiency related to the lack of a detailed review of the assumptions utilized in the determination of its deferred tax asset valuation allowance. National Energy Group has implemented procedures to verify the detailed review of the tax provision by its third party tax advisor including verification of the review and validation of all assumptions used in the determination of the deferred tax asset valuation allowance. Neither WPI nor Atlantic Coast Entertainment Holdings, Inc. has completed its review of internal control over financial reporting.
      To the extent that any material weakness or significant deficiency exists in our or our consolidated subsidiaries internal control over financial reporting, such deficiencies may adversely affect our ability to provide timely and reliable financial information necessary for the conduct of our business and satisfaction of our reporting obligations under federal securities laws, which could affect our ability to remain listed with the New York Stock Exchange. Ineffective internal and disclosure controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our depositary units or the rating of our debt.
Risks Relating to Our Equity Securities

The market for our securities may be volatile.
      The market for our equity securities may be subject to disruptions that could cause substantial volatility in their prices. Any such disruptions may adversely affect the value of your securities.

The price for our depositary units listed on the New York Stock Exchange may not be indicative of their fair value.
      Our depositary units are currently listed on the New York Stock Exchange, or NYSE. The trading volume for our depositary units historically has been limited. During the period from September 30, 2005 through December 31, 2005, the average daily trading volume of our depositary units has been approximately 10,379 depositary units. During this period, the market price of our depositary units has ranged from $28.70 to $47.37. During the period from January 1, 2006 through March 31, 2006, the average daily trading volume of our depositary units has been approximately 13,374 depositary units. During this period, the market price of our depositary units has ranged from $33.54 to $47.37. On April 11, 2006, the closing price per depositary unit as listed on the NYSE was $45.60. The prices at which our depositary units have been listed may not be indicative of their fair value. If you purchase our depositary units, you may not be able to resell those depositary units at or above your purchase price. In addition, an active public trading market for our depositary units may not develop or, if developed, may not be sustained. We cannot assure you that any securities analysts will initiate or maintain coverage of our company and our depositary units.

We have only recently made cash distributions to our unitholders and future distributions, if any, can be affected by numerous factors.
      We made cash distributions with respect to each of the third and fourth quarters of 2005 in the amount of $.10 per depositary unit and our board of directors approved a cash distribution of $0.10 per depositary unit in the first quarter of 2006. The payment of future distributions will be determined by the board of directors of our general partner quarterly, based on a review of a number of factors, including those described below and other factors that it deems relevant at the time that declaration of a distribution is considered. Our ability to pay distributions will depend on numerous factors, including: the availability of adequate cash flow from operations; the proceeds, if any, from divestitures; our capital requirements and other obligations; restrictions contained in our and our subsidiaries’ financing arrangements, and our issuances of additional equity and debt securities. The availability of cash flow in the future depends as well upon events and circumstances outside our control, including prevailing economic and industry conditions and financial, business and similar factors. No assurance can be given that we will be able to make distributions or as to the timing of any distribution. If distributions are made, there can be no assurance that holders of depositary units may not be required to recognize taxable income in excess of cash distributions made in respect of the period in which a distribution is made.

Holders of our depositary units have limited voting rights, rights to participate in our management and control of us.
      Our general partner manages and operates AREP. Unlike the holders of common stock in a corporation, holders of outstanding units have only limited voting rights on matters affecting our business. Holders of depositary units have no right to elect the general partner on an annual or other continuing basis, and our general partner generally may not be removed except pursuant to the vote of the holders of not less than 75% of the outstanding depositary units. In addition, removal of the general partner may result in a default under our debt securities. As a result, given that Mr. Icahn and his affiliates own 90.0% of our outstanding depositary units, holders of depositary units other than Mr. Icahn and his affiliates have limited say in matters affecting our operations, and may find it difficult to attempt to gain control or influence our activities.

Holders of depositary units may not have limited liability in certain circumstances and may be liable for the return of distributions that cause our liabilities to exceed our assets.
      We conduct our businesses through AREH in several states. Maintenance of limited liability will require compliance with legal requirements of those states. We are the sole limited partner of AREH. Limitations on the liability of a limited partner for the obligations of a limited partnership have not clearly been established in several states. If it were determined that AREH has been conducting business in any state without compliance with the applicable limited partnership statute or the possession or exercise of the right by the partnership, as limited partner of AREH, to remove AREH’s general partner, to approve certain amendments to the AREH partnership agreement or to take other action pursuant to the AREH partnership agreement, constituted “control” of AREH’s business for the purposes of the statutes of any relevant state, AREP and/or unitholders, under certain circumstances, might be held personally liable for AREH’s obligations to the same extent as our general partner. Further, under the laws of certain states, AREP might be liable for the amount of distributions made to AREP by AREH.
      Holders of our depositary units may also have to repay AREP amounts wrongfully distributed to them. Under Delaware law, we may not make a distribution to holders of common units if the distribution causes our liabilities to exceed the fair value of our assets. Liabilities to partners on account of their partnership interests and nonrecourse liabilities are not counted for purposes of determining whether a distribution is permitted. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated Delaware law will be liable to the limited partnership for the distribution amount for three years from the distribution date.

      Additionally, under Delaware law an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations, if any, of the assignor to make contributions to the partnership. However, such an assignee is not obligated for liabilities unknown to him or her at the time he or she became a limited partner if the liabilities could not be determined from the partnership agreement.
Risks Relating to Our Structure

We are a holding company and will depend on the businesses of our subsidiaries to satisfy our obligations.
      We are a holding company. In addition to cash and cash equivalents, U.S. government and agency obligations, marketable equity and debt securities and other short-term investments, our assets consist primarily of investments in our subsidiaries. Moreover, if we make significant investments in operating businesses, it is likely that we will reduce the liquid assets at AREP and AREH in order to fund those investments and ongoing operations. Consequently, our cash flow and our ability to meet our debt service obligations and make distributions with respect to depositary units and preferred units likely will depend on the cash flow of our subsidiaries and the payment of funds to us by our subsidiaries in the form of loans, dividends, distributions or otherwise.
      The operating results of our subsidiaries may not be sufficient to make distributions to us. In addition, our subsidiaries are not obligated to make funds available to us, and distributions and intercompany transfers from our subsidiaries to us may be restricted by applicable law or covenants contained in debt agreements and other agreements to which these subsidiaries may be subject or enter into in the future. The terms of any borrowings of our subsidiaries or other entities in which we own equity may restrict dividends, distributions or loans to us. For example, the notes issued by our indirect wholly-owned subsidiary, American Casino & Entertainment Properties LLC, or ACEP, contain restrictions on dividends and distributions and loans to us, as well as on other transactions with us. ACEP also has a credit agreement which contains financial covenants that have the effect of restricting dividends or distributions. Our subsidiary, NEG Oil & Gas LLC, has a credit facility which restricts dividends, distributions and other transactions with us. These agreements preclude our receiving payments from the operations of our Gaming and our Oil & Gas properties which account for a significant portion of our revenues and cash flows. We are negotiating similar facilities for WPI, Atlantic Coast and our real estate development properties which may also restrict dividends, distributions and other transactions with us. To the degree any distributions and transfers are impaired or prohibited, our ability to make payments on our debt will be limited.

We or our subsidiaries may be able to incur substantially more debt.
      We or our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our 8.125% senior notes due 2012 and our 7.125% senior notes due 2013 do not prohibit us or our subsidiaries from doing so. We may incur additional indebtedness if we comply with certain financial tests contained in the indentures that govern these notes. As of December 31, 2005, based upon these tests, we could have incurred up to approximately $1.4 billion of additional indebtedness. Our subsidiaries, other than AREH, are not subject to any of the covenants contained in the indentures with respect to our debt, including the covenant restricting debt incurrence. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we, and they now face could intensify.

Our failure to comply with the covenants contained under any of our debt instruments, including the indentures governing our outstanding notes, including our failure as a result of events beyond our control, could result in an event of default which would materially and adversely affect our financial condition.
      If there were an event of default under one of our debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. In addition, any event of default or declaration of acceleration under one debt instrument could result in an event of default under one or more of our other debt instruments. It is possible that, if the defaulted debt is accelerated, our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments and we cannot assure you that we would be able to refinance or restructure the payments on those debt securities.

To service our indebtedness and pay distributions with respect to our units, we will require a significant amount of cash. Our ability to maintain our current cash position or generate cash depends on many factors beyond our control.
      Our ability to make payments on and to refinance our indebtedness, to pay distributions with respect to our units and to fund operations will depend on existing cash balances and our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.
      In addition, we may not generate sufficient cash flow from operations or investments and future borrowings may not be available to us in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs. For 2005, fixed charges exceeded earnings, as defined by rules of the SEC, by $41.7 million. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.
Risks Relating to Our Business

General
      In addition to the following risk factors specific to each of our businesses, all of our businesses are subject to the effects of the following:

•	the continued threat of terrorism;

•	economic downturn;

•	loss of any of our or our subsidiaries key personnel;

•	the availability, as needed, of additional financing; and;

•	the continued availability of insurance at acceptable rates.

Oil & Gas

Oil and gas prices are volatile. A decrease in oil and natural gas prices could have a material adverse effect on our business, financial condition, cash flows or results of operations.
      A substantial decline in the prices NEG Oil & Gas receives for our oil and gas production would have a material adverse effect on NEG Oil & Gas, as our future financial condition, revenues, results of operations, cash flows, rate of growth and the carrying value of our oil and gas properties depend primarily upon those prices. For example, changes in the prices we receive for oil and gas could affect our ability to finance capital expenditures, make acquisitions, pay dividends, borrow money and satisfy our financial obligations. In addition, declines in prices could reduce the amount of oil and natural gas that we can produce economically and, as a result, could have a material adverse effect on our reserves. Oil and natural gas are commodities and their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, prices have been volatile and are likely to continue to be volatile in the future, especially given current world geopolitical conditions. The prices of oil and gas are affected by a variety of other factors that are beyond our control, including:

•	changes in global supply and demand for oil and natural gas;

•	commodity processing, gathering and transportation availability;

•	actions of the Organization of Petroleum Exporting Countries;

•	domestic and foreign governmental regulations and taxes;

•	domestic and foreign political conditions, including embargoes, affecting oil-producing activity;

•	the level of global oil and natural gas exploration activity and inventories;

•	the price and availability of domestic and imported oil and natural gas;

•	the price, availability and consumer acceptance of alternative fuel sources;

•	the availability of refining capacity;

•	technological advances affecting energy consumption;

•	weather conditions;

•	financial and commercial market uncertainty;

•	worldwide economic conditions; and

•	disruptions as a result of natural calamities.
      These factors and the volatility of the energy markets generally make it extremely difficult to predict future oil and gas price movements. Our production is weighted toward natural gas, making earnings and cash flow more sensitive to natural gas price fluctuations.

Estimating our reserves, production and future net cash flow is difficult to do with any certainty.
      Estimating quantities of proved oil and gas reserves is a complex process that requires interpretations of available technical data and various estimates, including estimates based upon assumptions relating to economic factors, including future commodity prices, production costs, production and ad valorem taxes and availability of capital, estimates of required capital expenditures and workover and remedial costs, and the assumed effect of governmental regulation. In addition, there are numerous uncertainties about when reserves may be classified as proved as opposed to possible or probable. Furthermore, actual results will vary from our estimates and such variances may be significant.
      At December 31, 2005, 50% of the estimated proved reserves for NEG Oil & Gas were proved undeveloped and 8% were proved developed non-producing. Estimates of proved undeveloped reserves and proved developed non-producing reserves are almost always based on analogy to existing wells instead of the performance data used to estimate producing reserves. Recovery of proved undeveloped reserves requires significant capital expenditures and successful drilling operations. Revenues from estimated proved developed non-producing reserves will not be realized until some time in the future, if at all. The reserve data assumes that we will be required to make significant capital expenditures to develop its reserves. Although we have prepared estimates of our reserves and the costs associated with these reserves in accordance with industry standards, these estimates may not be accurate, development may not occur as scheduled and actual results may not be as estimated.

Prospects that we decide to drill may not yield gas or oil in commercially viable quantities.
      A prospect is a property on which NEG Oil & Gas has identified what our geoscientists believe, based on available seismic and geological information, to be indications of gas or oil. NEG Oil & Gas’ prospects are in various stages of evaluation, ranging from a prospect that is ready to drill to a prospect that will require substantial additional seismic data processing and interpretation. However, the use of seismic data and other technologies and the study of producing fields in the same area will not enable NEG Oil & Gas to know conclusively prior to drilling and testing whether gas or oil will be present or, if present, whether gas or oil will be present in sufficient quantities to recover drilling or completion costs or to be economically viable. From January 1, 2003 through December 31, 2005, NEG Oil & Gas participated in drilling a total of 279 gross wells, of which 25 have been identified as dry holes. If we drill additional wells that we identify as dry holes in our current and future prospects, our drilling success rate may decline and materially harm our business.

Our Oil & Gas business involves significant operating risks.
      Our operations are subject to all the risks normally incident to the operation and development of oil and natural gas properties and the drilling of oil and gas wells, including:

•	well blowouts;

•	craterings and explosions;

•	pipe failures and ruptures;

•	pipeline accidents and failures;

•	casing collapses;

•	unexpected formations or pressures;

•	fires;

•	mechanical and operational problems that affect production;

•	formations with abnormal pressures;

•	uncontrollable flows of oil, natural gas, brine or well fluids; and

•	releases of contaminants into the environment, including groundwater contamination.
      In addition to lost production and increased costs, these hazards could cause serious injuries, fatalities, contamination or property damage for which NEG Oil & Gas could be held responsible. The potential consequences of these hazards are particularly severe for NEG Oil & Gas because a significant portion of our operations are conducted offshore and in other environmentally sensitive areas. While NEG Oil & Gas maintains insurance against many of these risks, we do not maintain insurance in amounts that cover all of the losses to which we may be subject, and the insurance we have may not continue to be available on acceptable terms. The occurrence of an uninsured or underinsured loss could result in significant costs that could have a material adverse effect on our financial condition and operations.

The marketability of our production is dependent upon gathering systems, transportation facilities and processing facilities that we do not control.
      Market conditions and the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The marketability of our oil and natural gas production depends in part upon the availability, proximity and capacity of pipelines, gas gathering systems, transportation barges and processing facilities owned by third parties. We do not control these facilities and they may not be available to us in the future. Alternative delivery methods could be either prohibitively expensive or available only after a period of delay, if at all.
      Any significant change in relationships with third party operators or market factors affecting operator of any third-party transportation and processing facilities NEG Oil & Gas uses could adversely impact its ability to deliver to market the oil and natural gas we produce and thereby cause a significant interruption in our operations. These are risks for which NEG Oil & Gas generally does not maintain insurance. Accordingly, our financial condition and results of operations would be adversely affected if one or more transportation, gathering or processing facility, became unavailable or otherwise unable to provide services.

Commodity price risk management activities may limit future revenues from price increases and result in financial losses or reduce its income.
      To reduce exposure to fluctuations in the prices of oil and gas, NEG Oil & Gas enters into derivative contracts with respect to a substantial portion of its oil and gas production. Its revolving credit facility currently permits us to use derivatives for up to 80% of the expected volumes associated with proved developed producing reserves. Derivative contracts expose us to risk of financial loss in some circumstances, including when:

•	production is less than expected;

•	a counterparty to a derivative contract fails to perform under the contract;

•	there is a change in the expected differential between the underlying price in the derivative contract and actual prices received; or

•	there is a sudden, unexpected event that materially impacts oil or natural gas prices.
      Total net realized losses on derivative instruments included in the oil and gas revenues for NEG Oil & Gas were $51.3 million in 2005 and $16.6 million in 2004. In addition, rising oil and gas prices caused us to incur unrealized commodity derivative losses of $69.3 million in 2005. These unrealized losses resulted because we do not elect hedge accounting treatment for our derivative positions. Changes in the fair market value of the derivative positions were therefore required to be recognized in our statement of operations.
      NEG Oil & Gas may incur realized and unrealized losses of this type in the future. Derivative contracts may also limit the benefit we would otherwise receive from increases in the prices for oil and gas. Oil and gas revenues may continue to experience significant volatility in the future due to changes in the fair value of the derivative contracts. The prices NEG Oil & Gas receives for our oil and gas production affect its:

•	cash flow available for capital expenditures:

•	ability to borrow and raise additional capital;

•	quantity of oil and natural gas it can produce;

•	quantity of oil and gas reserves; and

•	operating results for oil and natural gas activities.
      NEG Oil & Gas generally enters into derivative contracts for a substantial portion of our expected future oil and gas production to reduce our exposure to commodity price decreases. Changes in the fair value of our derivatives contracts have a direct effect on our revenue.
      NEG Oil & Gas has used cost-free collars and options to put products to a purchaser at a specified price, or floor. In these transactions, NEG Oil & Gas will usually have the option to receive from the counterparty to the derivative contracts a specified price or the excess of a specified price over a floating marketing price. If the floating price exceeds the fixed price, the party to the derivative contract is required to pay the counterparty all or a portion of these differences multiplied by the quantity subject to the derivative contract.
      As of December 31, 2005, NEG Oil & Gas was not a party to any derivative contracts that require an initial deposit of cash collateral. However, its working capital could be impacted in the future if it enters into derivative arrangements that require cash collateral and commodity prices subsequently change in a manner adverse to us. Further, the obligation to post cash or other collateral could, if imposed, adversely affect our liquidity.

We may experience difficulty finding and acquiring additional reserves and may be unable to compensate for the depletion of proved reserves.
      The future success and growth of our operations depend upon the ability of NEG Oil & Gas to find or acquire additional economically recoverable oil and gas reserves. Except to the extent that it conducts successful exploration or development activities or acquires properties containing proved reserves, our proved reserves will generally decline as they are produced. The decline rate varies depending upon reservoir characteristics and other factors. Future oil and gas reserves and production, and, therefore, cash flow and income will be highly dependent upon the level of success in exploiting current reserves and acquiring or finding additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flow from operations is not sufficient and external sources of capital become limited or unavailable, the ability to make the necessary capital investments to maintain or expand our asset base of oil and gas reserves could be impaired. Development projects and acquisition activities may not result in additional reserves. NEG Oil & Gas may not have success drilling productive wells at economic returns sufficient to replace our current and future production and reserves which we acquire may contain undetected problems or issues that did not initially appear to be significant to us.

Shortages of oil field equipment, services and qualified personnel could reduce our cash flow and adversely affect the results of operations of NEG Oil & Gas.
      The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices, causing periodic shortages. Historically, there have been shortages of drilling rigs and other oil field equipment as demand for rigs and equipment has increased along with the number of wells being drilled. These factors also cause significant increases in costs for equipment, services and personnel. Higher oil and natural gas prices generally stimulate demand and result in increased prices for drilling rigs, crews and associated supplies, equipment and service. It is beyond the control and ability of NEG Oil & Gas to predict whether these conditions will exist in the future and, if so, what their timing and duration will be. These types of shortages or price increases could significantly decrease the profit margin, cash flow and operating results, or restrict our ability to drill the wells and conduct the operations which we currently have planned and budgeted.

Oil and gas exploration, exploitation and development activities may not be successful.
      Exploration, exploitation and development activities are subject to many risks. For example, we cannot assure you that new wells drilled by NEG Oil & Gas will be productive or that NEG Oil & Gas will recover all or any portion of its investment in such wells. Drilling for oil and gas often involves unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient oil or gas to return a profit at then-realized prices after deducting drilling, operating and other costs. The seismic data and other technologies that are used do not allow NEG Oil & Gas to know conclusively prior to drilling a well that oil or gas is present or that it can be produced economically. The cost of exploration, exploitation and development activities is subject to numerous uncertainties beyond our control, and cost factors can adversely affect the economics of a project. Further, our development activities may be curtailed, delayed or canceled as a result of numerous factors, including:

•	title problems;

•	problems in delivery of our oil and natural gas to market;

•	pressure or irregularities in geological formations;

•	equipment failures or accidents;

•	shortages of, or delays in obtaining, equipment or qualified personnel;

•	adverse weather conditions;

•	reductions in oil and natural gas prices;

•	compliance with environmental and other governmental requirements; and

•	costs of, or shortages or delays in the availability of, drilling rigs, equipment and services.

Our acquisition activities may not be successful.
      NEG Oil & Gas intends to acquire additional oil and gas properties, or businesses that own or operate such properties, when attractive opportunities arise. NEG Oil & Gas may not be able to identify suitable acquisition opportunities. If NEG Oil & Gas does identify an appropriate acquisition candidate, it may be unable to negotiate mutually acceptable terms with the seller or finance the acquisition. As a result of recent increases in oil and gas prices, acquisition prices also have increased, potentially making it more difficult for us to identify and complete acquisitions suitable for us. If NEG Oil & Gas is unable to complete suitable acquisitions, it will be more difficult to replace reserves. In addition, successfully completed acquisitions involve a number of risks, including:

•	unexpected losses of key employees, customers and suppliers of an acquired business;

•	difficulties in conforming the financial, technical and management standards, processes, procedures and controls of the acquired business with those of our existing operations; and

•	diversion of management and other resources.

      Moreover, the success of any acquisition will depend on a variety of factors, including the ability of NEG Oil & Gas to accurately assess the reserves associated with the property, future oil and gas prices and operating costs, potential environmental and other liabilities and other factors. These assessments are necessarily inexact. As a result, it may not recover the purchase price of a property from the sale of production from the property or recognize an acceptable return from such sales. The risks normally associated with acquisitions are heightened in the current environment, as market prices of oil and gas properties are generally high compared to historical norms and could continue to rise. In addition, NEG Oil & Gas may face greater risks if we acquire properties in areas where we may be less familiar with operating, regulatory and other issues specific to those areas.

We may not be able to compete successfully in the future with respect to acquiring prospective reserves, developing reserves, marketing its production, attracting and retaining quality personnel, implementing new technologies and raising additional capital.
      NEG Oil & Gas operates in a competitive environment for acquiring properties, marketing oil and gas, integrating new technologies and employing skilled personnel. Many of its competitors possess and employ substantially greater financial, technical and personnel resources. Those companies may be willing and able to pay more for producing oil and natural gas properties and prospects than the financial resources of NEG Oil & Gas permits, and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects. Competitors may also enjoy technological advantages over us and may be able to implement new technologies more rapidly. Additionally, there is substantial competition for capital available for investment in the oil and natural gas industry.

We cannot control activities on properties we do not operate. If NEG Oil & Gas is not able to fund required capital expenditures with respect to non-operated properties, it may result in a reduction or forfeiture of the interests of NEG Oil & Gas in those properties.
      Other companies operated approximately 41% of the value of our proved reserves as of December 31, 2005. NEG Oil & Gas has limited ability to exercise influence over operations for these properties or their associated costs. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence operations and associated costs could prevent the realization of our targeted returns on capital with respect to exploration, exploitation, development or acquisition activities. The success and timing of exploration, exploitation and development activities on properties operated by others depend upon a number of factors that may be outside our control including:

•	the timing and amount of capital expenditures;

•	the operator’s expertise and financial resources;

•	approval of other participants in drilling wells; and

•	selection of technology.
      Where we are not the majority owner or operator of a particular oil and natural gas project, we may have no control over the timing or amount of capital expenditures associated with the project. If we are not willing and able to fund required capital expenditures relating to a project when required by the majority owner or operator, our interests in the project may be reduced or forfeited.

Our activities are subject to complex laws and regulations, including environmental laws and regulations, that can adversely affect the cost, manner and feasibility of doing business.
      Operations and facilities of NEG Oil & Gas are subject to extensive federal, state and local laws and regulations relating to exploration for, and the exploitation, development, production and transportation of, oil and gas, including environmental and safety matters. In addition, certain laws impose strict liability for the costs of remediating contamination at properties that NEG Oil & Gas owns or operates or where wastes generated by our operations have been disposed, regardless of whether such disposal was lawful at the time that it occurred. Applicable laws and regulations include those relating to:

•	land use restrictions where many of our operations are located;

•	drilling bonds and other financial responsibility requirements;

•	spacing of wells;

•	emissions into the air;

•	unitization and pooling of properties;

•	habitat and endangered species protection, reclamation and remediation;

•	the containment and disposal of hazardous substances, oil field waste and other waste materials;

•	the use of underground storage tanks;

•	the use of underground injection wells, which affects the disposal of water and other produced liquids from our wells;

•	safety precautions;

•	the prevention of oil spills;

•	releases of contaminants into the environment;

•	wetlands protection;

•	the closure of exploration and production facilities; and

•	operational reporting requirements.
      Under these laws and regulations, NEG Oil & Gas could be liable for:

•	governmental sanctions, such as fines, penalties, and injunctive relief;

•	property and natural resource damages;

•	releases or discharges of hazardous materials;

•	well reclamation costs;

•	oil spill clean-up costs;

•	other remediation and clean-up costs;

•	plugging and abandonment costs, which may be particularly high in the case of offshore facilities;

•	personal injuries; and

•	other environmental damages.
      Although NEG Oil & Gas believes it is in substantial compliance with all applicable environmental laws and regulations and that its liabilities are not material, we cannot be certain that existing environmental laws or regulations applicable to our operations, as currently interpreted or reinterpreted in the future, or future laws or regulations, will not harm our business, results of operations and financial condition.
      Some environmental laws and regulations impose strict liability. Strict liability means that in some situations NEG Oil & Gas could be exposed to liability for clean-up costs and other damages as a result of conduct that was lawful at the time it occurred or for the conduct of prior operators or other third parties. In addition, we may be required to make large and unanticipated capital expenditures to comply with applicable laws and regulations, for example by installing and maintaining pollution control devices. Similarly, plugging and abandonment obligations will be substantial and may be more than NEG Oil & Gas has estimated. It is not possible for us to estimate reliably the amount and timing of all future expenditures related to environmental matters, but they may be material. In addition, our operations could be adversely affected by federal and state laws that require environmental impact studies to be conducted before governmental authorities can take certain actions, including, in some cases, the issuance of permits to us. Environmental risks generally are not fully insurable.

We may be required to write down the carrying value of our properties.
      Under full cost accounting rules, NEG Oil & Gas may be required to write down the carrying value of properties when oil and gas prices decrease or when there are substantial downward adjustments of estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration results. NEG Oil & Gas uses the full cost method of accounting for oil and gas exploitation, development and exploration activities. Under full cost accounting rules, NEG Oil & Gas performs a “ceiling test.” This test is an impairment test and generally establishes a maximum, or “ceiling,” of the book value of oil and gas properties that is equal to the expected after-tax present value of the future net cash flows from proved reserves, including the effect of cash flow hedges, calculated using prevailing prices on the last day of the relevant period. If the net book value of properties, reduced by any related net deferred income tax liability, exceeds the ceiling, NEG Oil & Gas writes down the book value of the properties. Depending on the magnitude of any future impairments, a ceiling test write down could significantly reduce NEG Oil & Gas’ income or produce a loss. Ceiling test computations use commodity prices prevailing on the last day of the relevant period, making it impossible to predict the timing and magnitude of any future write downs. To the extent finding and development costs increase, NEG Oil & Gas will become more susceptible to ceiling test write downs in low price environments.

Changes in the financial condition of any of our large oil and gas purchasers could make it difficult to collect amounts due from those purchasers.
      For 2005, 68% of our oil and natural gas revenues were generated from sales to six purchasers. A material adverse change in the financial conditions of any these purchasers could adversely impact future revenues and our ability to collect current accounts receivable from such purchasers. Additionally, the loss of any of these purchasers could have an adverse impact on our revenues.
Gaming

The gaming industry is highly regulated. The gaming authorities and state and municipal licensing authorities have significant control over our operations.
      Our properties currently conduct licensed gaming operations in Nevada and New Jersey. Various regulatory authorities, including the Nevada State Gaming Control Board, Nevada Gaming Commission and the New Jersey Casino Control Commission, require our properties to hold various licenses and registrations, findings of suitability, permits and approvals to engage in gaming operations and to meet requirements of suitability. These gaming authorities also control approval of ownership interests in gaming operations. These gaming authorities may deny, limit, condition, suspend or revoke our gaming licenses, registrations, findings of suitability or the approval of any of our ownership interests in any of the licensed gaming operations conducted in Nevada and New Jersey, any of which could have a significant adverse effect on our business, financial condition and results of operations, for any cause they may deem reasonable. If we violate gaming laws or regulations that are applicable to us, we may have to pay substantial fines or forfeit assets. If, in the future, we operate or have an ownership interest in casino gaming facilities located outside of Nevada or New Jersey, we may also be subject to the gaming laws and regulations of those other jurisdictions.
      The sale of alcoholic beverages at our Gaming properties is subject to licensing and regulation by local authorities. Any limitation, condition, suspension or revocation of any such license, and any disciplinary action may, and revocation would, reduce the number of visitors to our casinos to the extent the availability of alcoholic beverages is important to them. Any reduction in our number of visitors will reduce our revenue and cash flow.

Rising operating costs for our gaming properties could have a negative impact on our profitability.
      The operating expenses associated with our gaming properties could increase due to some of the following factors:

•	our properties use significant amounts of electricity, natural gas and other forms of energy, and energy price increases may reduce our profitability;

•	our Nevada properties use significant amounts of water and a water shortage may adversely affect our operations;

•	some of our employees are covered by collective bargaining agreements and we may incur higher costs or work slow-downs or stoppages due to union activities; and

•	our reliance on slot machine revenues and the concentration of manufacturing of slot machines in certain companies could impose additional costs on us.

We face substantial competition in the gaming industry.
      The Gaming industry in general, and the markets in which we compete in particular, are highly competitive:

•	we compete with many world class destination resorts with greater name recognition, different attractions, amenities and entertainment options;

•	we compete with the continued growth of gaming on Native American tribal lands;

•	the existence of legalized gambling in other jurisdictions may reduce the number of visitors to our properties;

•	certain states have legalized, and others may legalize, casino gaming in specific venues, including race tracks and/or in specific areas, including metropolitan areas from which we traditionally attract customers; and

•	our properties also compete and will in the future compete with all forms of legalized gambling.
      Many of our competitors have greater financial, selling and marketing, technical and other resources than we do. We may not be able to compete effectively with our competitors and we may lose market share, which could reduce our revenue and cash flow.

Our acquisition of the Flamingo in Laughlin, Nevada and the Traymore site in Atlantic City, New Jersey may not be successful.
      Our subsidiary, American Casino & Entertainment LLC, through its subsidiaries, AREP Laughlin Corporation and AREP Boardwalk LLC, has entered into an agreement to purchase the Flamingo Hotel & Casino in Laughlin, Nevada and 7.7 acres of land in Atlantic City, New Jersey, formerly known as the Traymore site, from Harrah’s Entertainment for an aggregate purchase price of $170.0 million. American Casino & Entertainment intends to assign the rights to acquire the Flamingo to ACEP. The acquisition of the Flamingo is subject to the satisfaction of several conditions, including obtaining approval of Nevada gaming authorities and we cannot be certain that the condition will be satisfied. We anticipate that payment of the acquisition price will be made from a combination of ACEP’s available cash and borrowing under its senior secured revolving facility. This will reduce cash that otherwise would be available for other purposes and will require additional borrowing by ACEP. It may be some time before we recover our investment in the Flamingo, if we succeed in doing so at all.
      In addition, ACEP currently plans to spend approximately $40.0 million through 2008 to refurbish rooms, upgrade amenities and acquire new gaming equipment for the Flamingo. Acquisitions generally involve significant risks, including difficulties in the assimilation of the operations, services and corporate culture of the acquired company. We may not successfully manage and integrate the Flamingo’s operations with ours. The benefits from the acquisition of the Flamingo are based on projections and assumptions related to our program to upgrade and refurbish the facilities, as well as recent results. As a result, we cannot be certain that we will realize the anticipated benefits.
      We will acquire the Atlantic City property through American Casino & Entertainment’s direct subsidiary, AREP Boardwalk. We are seeking financing for the acquisition but cannot guarantee that financing will be available, or that it will be on favorable terms and we may be required to fund the purchase from available cash. The property is largely undeveloped and produces little income. During the development process we will incur substantial costs which will not be recouped unless and until the property becomes income-producing. Development is subject to a variety of governmental approvals, including NJCAA and New Jersey Commission approval should we elect to locate a casino on the site. We cannot be certain that the property will be developed successfully.

The Sands has recently incurred operating losses which could result in our determining that, for financial reporting purposes, our investment has been impaired.
      During 2005, The Sands incurred an operating loss relating to its operations. Although The Sands continues to generate positive cash flow, if The Sands continues to incur losses we may conclude that, for financial reporting purposes, the carrying value of The Sands’ fixed assets is impaired. If, as a result, we were to write-off all or a portion of The Sands’ fixed assets, it could adversely affect our results.

Creditors of GB Holdings, Inc., or GBH, have indicated that they intend to challenge the transactions consummated in July 2004, which, among other things resulted in the transfer of The Sands to ACE Gaming, and intend to attempt to subordinate our claims against GBH to those of other creditors.
      We own approximately 77.5% of GBH’s outstanding common stock. GBH’s principal asset is 41.7% of the common stock of Atlantic Coast. On September 29, 2005, GBH filed for protection under Chapter 11 of the U.S. Bankruptcy Code. As a result, we determined that we no longer control GBH under applicable accounting rules and have deconsolidated our investment for financial reporting purposes. Creditors of GBH have indicated that they intend to challenge the transactions in July 2004 that, among other things, resulted in the transfer of The Sands to ACE Gaming, the exchange certain of GBH’s notes for 3% senior secured convertible notes of Atlantic Coast, and, ultimately, our owning 58.3% of the Atlantic Coast shares. The creditors also have indicated that, if they succeed in challenging these transactions, they intend to seek to rescind the July 2004 transactions and attempt to equitably subordinate, in bankruptcy, AREP’s claims against GBH to the claims of such creditors. If such a suit is brought we intend to vigorously defend AREP and its subsidiaries against such claims, however we cannot predict the outcome of the litigation.
Real Estate Operations

Our investment in property development may be more costly than anticipated.
      We have invested and expect to continue to invest in unentitled land, undeveloped land and distressed development properties. These properties involve more risk than properties on which development has been completed. Unentitled land may not be approved for development. These investments do not generate any operating revenue, while costs are incurred to obtain government approvals and develop the properties. Construction may not be completed within budget or as scheduled and projected rental levels or sales prices may not be achieved and other unpredictable contingencies beyond our control could occur. We will not be able to recoup any of such costs until such time as these properties, or parcels thereof, are either disposed of or developed into income-producing assets.

We may be subject to environmental liability as an owner or operator of development and rental real estate.
      Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances, pollutants and contaminants released on, under, in or from its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such substances. To the extent any such substances are found in or on any property invested in by us, we could be exposed to liability and be required to incur substantial remediation costs. The presence of such substances or the failure to undertake proper remediation may adversely affect the ability to finance, refinance or dispose of such property. We generally conduct a Phase I environmental site assessment on properties in which we are considering investing. A Phase I environmental site assessment involves record review, visual site assessment and personnel interviews, but does not typically include invasive testing procedures such as air, soil or groundwater sampling or other tests performed as part of a Phase II environmental site assessment. Accordingly, there can be no assurance that these assessments will disclose all potential liabilities or that future property uses or conditions or changes in applicable environmental laws and regulations or activities at nearby properties will not result in the creation of environmental liabilities with respect to a property.
Home Fashion

A recent court order may result in our ownership of WPI being reduced to less than 50%. Uncertainties arising from this decision may adversely affect WPI’s operations and prospects and the value of our investment in it.
      In November and December 2005, the U.S. District Court for the Southern District of New York rendered a decision in Contrarian Funds Inc. v. WestPoint Stevens, Inc. et al.. and issued orders reversing certain provisions of the bankruptcy court order pursuant to which we acquired our ownership of a majority of the common stock of a newly formed company, WPI. WPI acquired substantially all of the assets of West Point Stevens. On April 13, 2006, the Bankruptcy Court entered a remand order which provides, among other things, that all of the shares and rights to acquire shares of WPI issued to us and the other first lien lenders or held in escrow pursuant to court order constituted “replacement collateral”, other than 5,250,000 shares that we acquired for cash. The 5,250,000 shares represent approximately 27% of the 19,498,389 shares of WPI now outstanding. According to the remand order, we would share pro rata with the other first lien lenders in proceeds realized from the disposition of the replacement collateral and, to the extent there is remaining replacement collateral after satisfying first lien lender claims, we would share pro rata with the other second lien lenders in any further proceeds. We were holders of approximately 39.99% of the outstanding first lien debt and approximately 51.21% of the outstanding second lien debt. We intend to appeal the remand order along with the prior orders that modified and vacated portions of the sale order. The Bankruptcy Court entered an order staying the remand order pending its appeal.
      We currently own approximately 67.7% of the outstanding shares of common stock of WPI. As a result of the District Court’s order and the proceedings on remand, our percentage of the outstanding shares of common stock of WPI could be reduced to less than 50% and perhaps substantially less. If we were to lose control of WPI, it could adversely affect the business and prospects of WPI and the value of our investment in it. In addition, we consolidated the results and balance sheet of WPI as of December 31, 2005 and for the period from the date of acquisition through December 31, 2005. If we were to own less than 50% of the outstanding common stock and lose control of WPI, we would no longer consolidate it and our financial statements could be materially different than as presented as of December 31, 2005 and for the year then ended.

WPI recently acquired its business from the former owners through bankruptcy proceedings. We cannot assure you that it will be able to operate profitably.
      WPI acquired the assets of WestPoint Stevens as part of its bankruptcy proceedings. Certain of the issues that contributed to WestPoint Stevens’ filing for bankruptcy, such as intense industry competition, the inability to produce goods at a cost competitive with overseas suppliers, the increasing prevalence of direct sourcing by principal customers and continued incurrence of overhead costs associated with an enterprise larger than the current business can profitably support, continue to exist and may continue to affect WPI’s business operations and financial condition adversely. In addition, during the protracted bankruptcy proceedings of WestPoint Stevens, several of its customers reduced the volume of business done with WestPoint Stevens. We have installed new management to address these issues, but we cannot assure you that new management will be effective. In the first quarter of 2006, the Home Fashion segment experienced increased losses and negative cash flow from operations. We expect that WPI will continue to operate at a loss during 2006 and 2007, and we cannot assure you that losses will not continue to increase or that WPI will be able to operate profitably in the future.

19.1

WPI may not be able to secure additional financing to meet its future needs.
      Other than the credit facility provided by AREH which matures on August 7, 2006, WPI has not yet obtained any additional credit facilities and we cannot assure you that it will be able to do so on terms that are acceptable to it. Moreover, the pending litigation relating to the ownership of WPI has hindered the consummation of the rights offering pursuant to which WPI was to raise $92 million in incremental equity and there can be no assurance as to when or if such offering will occur and whether AREP will remain obligated to purchase any additional shares pursuant thereto. In addition, we have not yet ascertained the full extent to which additional capital will be required to retain WPI’s customers and make investments required to attain a competitive cost structure. As a result, we cannot assure you that WPI will be able to obtain the capital that will be required to continue operations or to repay amounts due under the AREH credit facility.
      From time to time, WPI may explore additional financing methods and other means to make needed investments. Such financing methods could include stock issuance or debt financing. If WPI’s business does not improve, it is likely that this financing would be available, if at all, only on terms that are not advantageous and potentially highly dilutive to existing stockholders of WPI.

The loss of any of WPI’s large customers could have an adverse effect on WPI’s business.
      During 2005 and 2004, WPI’s six largest customers accounted for approximately 51% of its net sales (including net sales by WestPoint Stevens). WPI has experienced a significant decline in net sales to one of its largest customers. Sales to this customer have declined from $202.4 million for 2004 to $51.5 million for 2005 (including net sales by WestPoint Stevens). In addition, many other retailers have indicated that they intend to significantly increase their direct sourcing of home fashion products from foreign sources. The loss of any of WPI’s largest accounts, or a material portion of sales to those accounts, would have an adverse effect upon its business, which could be material.

A portion of WPI’s sales are derived from licensed designer brands. The loss of a significant license could have an adverse effect on WPI’s business.
      A portion of WPI’s sales is derived from licensed designer brands. The license agreements for WPI’s designer brands generally are for a term of two or three years. Some of the licenses are automatically renewable for additional periods, provided that sales thresholds set forth in the license agreements are met. The loss of a significant license could have an adverse effect upon WPI’s business, which effect could be material. Under certain circumstances, these licenses can be terminated without WPI’s consent due to circumstances beyond WPI’s control.

A shortage of the principal raw materials WPI uses to manufacture its products could force WPI to pay more for those materials and, possibly, cause WPI to increase its prices, which could have an adverse effect on WPI’s operations.
      Any shortage in the raw materials WPI uses to manufacture its products could adversely affect its operations. The principal raw materials that WPI uses in the manufacture of its products are cotton of various grades and staple lengths and polyester and nylon in staple and filament form. Since cotton is an agricultural product, its supply and quality are subject to weather patterns, disease and other factors. The price of cotton is also influenced by supply and demand considerations, both domestically and worldwide, and by the cost of polyester. Although WPI has been able to acquire sufficient quantities of cotton for its operations in the past, any shortage in the cotton supply by reason of weather patterns, disease or other factors, or a significant increase in the price of cotton, could adversely affect its operations. The price of man-made fibers, such as polyester and nylon, is influenced by demand, manufacturing capacity and costs, petroleum prices, cotton prices and the cost of polymers used in producing these fibers. In particular, the effect of increased energy prices may have a direct impact upon the cost of dye and chemicals, polyester and other synthetic fibers. Any significant prolonged petrochemical shortages could significantly affect the availability of man-made fibers and could cause a substantial increase in demand for cotton. This could result in decreased availability of cotton and possibly increased prices and could adversely affect WPI’s operations.

The home fashion industry is highly competitive and WPI’s success depends on WPI’s ability to compete effectively in the market.
      The home fashion industry is highly competitive. WPI’s future success will, to a large extent, depend on its ability to remain a low-cost producer and to remain competitive. WPI competes with both foreign and domestic companies on, among other factors, the basis of price, quality and customer service. In the home fashion market, WPI competes with many companies, the largest of which is Springs Global US, Inc., a company formed by the merger of Coteminas S.A., a major Brazilian textile producer, with Springs Industries, Inc. WPI’s future success depends on its ability to remain competitive in the areas of marketing, product development, price, quality, brand names, manufacturing capabilities, distribution and order processing. We cannot assure you of WPI’s ability to compete effectively in any of these areas. Any failure to compete effectively could adversely affect WPI’s sales and, accordingly, its operations. Additionally, the easing of trade restrictions over time has led to growing competition from low priced products imported from Asia and Latin America. The lifting of import quotas in 2005 has accelerated the loss of WPI’s market share. There can be no assurance that the foreign competition will not grow to a level that could have an adverse effect upon WPI ’s ability to compete effectively.

WPI intends to increase the percentage of its products that are made overseas. There is no assurance that WPI will be successful in obtaining goods of sufficient quality on a timely basis and on advantageous terms. WPI will be subject to additional risks relating to doing business overseas.
      WPI intends to increase the percentage of its products that are made overseas and may face additional risks associated with these efforts. Adverse factors that WPI may encounter include:

•	challenges caused by distance;

•	language and cultural differences;

•	legal and regulatory restrictions;

•	the difficulty of enforcing agreements with overseas suppliers;

•	currency exchange rate fluctuations;

•	political and economic instability;

•	potential adverse tax consequences; and

•	higher costs associated with doing business internationally.

There has been consolidation of retailers of WPI’s products that may reduce its profitability.
      Retailers of consumer goods have become fewer and more powerful over time. As buying power has become more concentrated, pricing pressure on vendors has grown. With the ability to buy imported products directly from foreign sources, retailers’ pricing leverage has increased and also allowed for growth in private label brands that displace and compete with WPI proprietary brands. Retailers’ pricing leverage has resulted in a decline in WPI’s unit pricing and margins and resulted in a shift in product mix to more private label programs. If WPI is unable to diminish the decline in its pricing and margins, it may not be able to achieve or maintain profitability.

WPI is subject to various federal, state and local environmental and health and safety laws and regulations. If it does not comply with these regulations, it may incur significant costs in the future to become compliant.
      WPI is subject to various federal, state and local laws and regulations governing, among other things, the discharge, storage, handling, usage and disposal of a variety of hazardous and non-hazardous substances and wastes used in, or resulting from, its operations, including potential remediation obligations under those laws and regulations. WPI’s operations are also governed by federal, state and local laws and regulations relating to employee safety and health which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and which regulate chemical, physical and ergonomic hazards in the workplace. Consumer product safety laws, regulations and standards at the federal and state level govern the manufacture and sale of products by WPI. Although WPI does not expect that compliance with any of these laws and regulations will adversely affect its operations, we cannot assure you that regulatory requirements will not become more stringent in the future or that WPI will not incur significant costs to comply with those requirements.
Investments

We may not be able to identify suitable investments, and our investments may not result in favorable returns or may result in losses.
      Our partnership agreement allows us to take advantage of investment opportunities we believe exist outside of our operating businesses. The equity securities in which we may invest may include common stocks, preferred stocks and securities convertible into common stocks, as well as warrants to purchase these securities. The debt securities in which we may invest may include bonds, debentures, notes, or non-rated mortgage-related securities, municipal obligations, bank debt and mezzanine loans. Certain of these securities may include lower rated or non-rated securities which may provide the potential for higher yields and therefore may entail higher risk and may include the securities of bankrupt or distressed companies. In addition, we may engage in various investment techniques, including derivatives, options and futures transactions, foreign currency transactions, “short” sales and leveraging for either hedging or other purposes. We may concentrate our activities by owning a significant or controlling interest in certain investments. We may not be successful in finding suitable opportunities to invest our cash and our strategy of investing in undervalued assets may expose us to numerous risks.

Our investments may be subject to significant uncertainties.
      Our investments may not be successful for many reasons including, but not limited to:

•	fluctuation of interest rates;

•	lack of control in minority investments;

•	worsening of general economic and market conditions;

•	lack of diversification;

•	fluctuation of U.S. dollar exchange rates; and

•	adverse legal and regulatory developments that may affect particular businesses.
      We have invested in securities, including “long” and “short” positions which, in some cases, have resulted and in the future could result in significant realized and unrealized losses.
USE OF PROCEEDS
      Except as described in any prospectus supplement, the net proceeds from the sale of the securities will be added to our general funds and used for general business purposes, including, among other things, additions to working capital, financing of capital expenditures and acquisitions. We continually identify, evaluate and discuss with others acquisition opportunities. We continually evaluate potential acquisition candidates and intend to continue to pursue transactions. However, we have not reached any agreements, commitments or understandings for any future acquisitions other than those arrangements, if any, as described in documents incorporated by reference or in prospectus supplements.

      When we offer a particular series of securities, the prospectus supplement relating to that offering will describe the intended use of the net proceeds received from that offering. We will retain broad discretion in the use of the net proceeds.
DESCRIPTION OF DEPOSITARY UNITS
      The following description of our depositary units does not purport to be complete and is qualified in its entirety by reference to applicable Delaware law, and to provisions of our partnership agreement, as amended, and the depositary agreement, as amended, related to the depositary agreement, or the depositary agreement entered into among us, the Registrar and Transfer Company, as depositary, or the depositary, and the unitholders.
General
      The depositary units represent limited partner interests in AREP. The percentage interest in AREP represented by a depositary unit is equal to the ratio it bears at the time of such determination to the total number of depositary units in AREP (including any undeposited depositary units) outstanding, multiplied by 99%, which is the aggregate percentage interest in AREP of all holders of depositary units. Subject to the rights and preferences of preferred units, each depositary unit evidences entitlement to a portion of AREP’s distributions and an allocation of AREP’s net income and net loss, as determined in accordance with our partnership agreement. We are authorized to issue additional depositary units or other securities from time to time to unitholders or additional investors without the consent or approval of holders of depositary units, or unitholders. There is no limit to the number of depositary units or additional classes of units, including preferred units, that may be issued. The board of directors of our general partner has the power, without any further action by the unitholders, to issue units with such designations, preferences and relative, participating or other special rights, powers and duties, including rights, powers and duties senior to existing classes of depositary units or preferred units. The depositary units have no preemptive rights.
Transfer of Depositary Units
      Until a depositary unit has been transferred on the books of the depositary, we and the depositary will treat the record holder of the unit as the absolute owner for all purposes. A transfer of depositary units will not be recognized by the depositary or us unless and until the transferee of the depositary units, or a subsequent transferee, executes and delivers a transfer application to the depositary. Transfer applications appear on the back of each depositary receipt and also will be furnished at no charge by the depositary upon receipt of a request for it. By executing and delivering a transfer application to the depositary, a subsequent transferee automatically requests admission as a substituted unitholder in the partnership, agrees to be bound by the terms and conditions of our partnership agreement and grants a power of attorney to our general partner.
      On a monthly basis, the depositary will, on behalf of subsequent transferees who have submitted transfer applications, request the general partner to admit such subsequent transferees as substituted limited partners of AREP. If our general partner consents to such substitution, a subsequent transferee will be admitted to the partnership as a substituted limited partner upon the recordation of such subsequent transferee’s name in our books and records. Upon admission, which is in the sole discretion of our general partner, he will be entitled to all of the rights of a limited partner under the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, and pursuant to our partnership agreement.
      A subsequent transferee will, after submitting a transfer application to the depositary but before being admitted to AREP as a substituted unitholder of record, have the rights of an assignee under the Delaware Act and our partnership agreement, including the right to receive its pro rata share of distributions. A subsequent transferee who does not execute and deliver a transfer application to the depositary will not be recognized as the record holder of depositary units and will only have the right to transfer or assign its depositary units to a purchaser or other transferee. Therefore, such subsequent transferee will neither receive distributions from the partnership nor be entitled to vote on partnership matters or any other rights to which record holders of depositary units are entitled under the Delaware Act or pursuant to our partnership agreement. Distributions made in respect of the depositary units held by such subsequent transferees will continue to be paid to the transferor of such depositary units.
      A subsequent transferee will be deemed to be a party to the depositary agreement and to be bound by its terms and conditions whether or not such subsequent transferee executes and delivers a transfer application to the depositary. A transferor will have no duty to ensure the execution of a transfer application by a subsequent transferee and will have no liability or responsibility if such subsequent transferee neglects or chooses not to execute and deliver the transfer application to the depositary. Whenever depositary units are transferred, the transfer application requires that a subsequent transferee answer a series of questions. The required information is designed to provide us with the information necessary to prepare our tax information return.
Withdrawal of Depositary Units from Deposit
      A unitholder may withdraw from the depositary the depositary units represented by its depositary receipts upon written request and surrender of the depositary receipts evidencing the depositary units in exchange for a certificate issued by us evidencing the same number of depositary units. A subsequent transferee is required to become a unitholder of record before being entitled to withdraw depositary units from the depositary. Depositary units which have been withdrawn from the depositary, and therefore are not evidenced by depositary receipts, are not transferable except upon death, by operation of law, by transfer to us or redeposit with the depositary. A holder of depositary units withdrawn from deposit will continue to receive its respective share of distributions and allocations of net income and losses pursuant to our partnership agreement. In order to transfer depositary units withdrawn from the depositary other than upon death, by operation of law or to the partnership, a unitholder must redeposit the certificate evidencing such withdrawn depositary units with the depositary and request issuance of depositary receipts representing such depositary units, which depositary receipts then may be transferred. Any redeposit of such withdrawn depositary units with the depositary requires 60 days’ advance written notice and payment to the depositary of a redeposit fee initially $5.00 per 100 depositary units or portion thereof, and will be subject to the satisfaction of certain other procedural requirements under the depositary agreement.
Replacement of Lost Depositary Receipts and Certificates
      A unitholder or subsequent transferee who loses or has its certificate for depositary units or depositary receipts stolen or destroyed may obtain a replacement certificate or depositary receipt by furnishing an indemnity bond and by satisfying certain other procedural requirements under the depositary agreement.
Amendment of Depositary Agreement
      Subject to the restrictions described below, any provision of the depositary agreement, including the form of depositary receipt, may, at any time and from time to time, be amended by the mutual agreement of us and the depositary in any respect deemed necessary or appropriate by them, without the approval of the holders of depositary units. No amendment to the depositary agreement, however, may impair the right of a holder of depositary units to surrender a depositary receipt and to withdraw any or all of the deposited depositary units evidenced by a depositary receipt or to redeposit depositary units pursuant to the depositary agreement and receive a depositary receipt evidencing redeposited depositary units.
      The depositary will furnish notice to each record holder of a depositary unit, and to each securities exchange on which depositary units are listed for trading, of any material amendment made to the depositary agreement. Each record holder of a depositary unit at the time any amendment of the depositary agreement becomes effective will be deemed, by continuing to hold the depositary unit, to consent and agree to the amendment and to be bound by the depositary agreement, as so amended.

      The depositary will give notice of the imposition of any fee or charge, other than fees and charges provided for in the depositary agreement, or change to the fees and charges, upon record holders of depositary units to any securities exchange on which the depositary units are listed for trading and to all record holders of depositary units. The imposition of any fee or charge, or change to them, will not be effective until the expiration of 30 days after the date of such notice, unless it becomes effective in the form of an amendment to the depositary agreement effected by us and the depositary.
Termination of Depositary Agreement
      We may not terminate the depositary agreement unless the termination (1) is in connection with us entering into a similar agreement with a new depositary selected by the general partner, (2) is as a result of our receipt of an opinion of counsel to the effect that the termination is necessary for us to avoid being treated as an “association” taxable as a corporation for federal income tax purposes or to avoid being in violation of any applicable federal or state securities laws or (3) is in connection with our dissolution.
      The depositary will terminate the depositary agreement, when directed to do so by us, by mailing notice of termination to the record holders of depositary units then outstanding at least 60 days before the date fixed for the termination in such notice. Termination will be effective on the date fixed in such notice, which date must be at least 60 days after it is mailed. Upon termination of the depositary agreement, the depositary will discontinue the transfer of depositary units, suspend the distribution of reports, notices and disbursements and cease to perform any other acts under the depositary agreement, except in the event the depositary agreement is not being terminated in connection with us entering into a similar agreement with a new depositary, the depositary will assist in the facilitation of the withdrawal of depositary units by holders who desire to surrender their depositary receipts.
Resignation or Removal of Depositary
      The depositary may resign as depositary and may be removed by us at any time upon 60 days’ written notice. The resignation or removal of the depositary becomes effective upon the appointment of a successor depositary by us and written acceptance by the successor depositary of its appointment. In the event a successor depositary is not appointed within 75 days of notification of such resignation or removal, the general partner will act as depositary until a successor depositary is appointed. Any corporation into or with which the depositary may be merged or consolidated will be the successor depositary without the execution or filing of any document or any further act.
DESCRIPTION OF PREFERRED UNITS
      We are authorized to issue preferred units having rights senior to our depository units and to our currently outstanding cumulative pay-in-kind preferred units. The board of directors of our general partner is authorized to establish the powers, rights, preferences, privileges and designations of one or more class of preferred units without further approval, including:

•	distribution rights;

•	conversion rights;

•	voting rights;

•	redemption rights and terms of redemption; and

•	liquidation preferences.
      The rights, preferences, privileges and restrictions of the preferred units of each class will be fixed by a certificate of amendment to the partnership agreement relating to each class. The prospectus supplement relating to each class will specify the terms of the preferred units, including:

•	the maximum number of units in the class and the distinctive designation;

•	the rights to share in partnership distributions;

•	the terms on which the units may be redeemed, if at all;

•	the rights of the class upon dissolution and liquidation of the partnership;

•	the terms of any retirement or sinking fund for the purchase or redemption of the units of the class;

•	the terms and conditions, if any, on which the units of the class will be convertible into, or exchangeable for, units of any other class or classes of securities;

•	the voting rights, if any, on the units of the class; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the units.
      We will describe the specific terms of a particular class of preferred units in the prospectus supplement relating to that class. The description of preferred units above and the description of the terms of a particular series of preferred units in the prospectus supplement are not complete. You should refer to the applicable certificate of amendment to our partnership agreement for complete information. The prospectus supplement will contain a description of U.S. federal income tax consequences relating to the particular series of preferred units.
OUR PARTNERSHIP AGREEMENT AND CERTAIN
PROVISIONS OF DELAWARE LAW
      The rights of a limited partner of the partnership are set forth in our partnership agreement. The following is a summary of certain provisions of our partnership agreement and the agreement of limited partnership of AREH, or the AREH partnership agreement, which is similar to our partnership agreement in all material respects (except for the preferred units). The following summary discusses certain provisions which relate to both, and is qualified in its entirety by reference to both our partnership agreement and the AREH partnership agreement. A reference to the “partnership agreement” in this prospectus refers to both of our partnership agreement and the AREH partnership agreement, unless otherwise indicated.
Removal of the General Partner
      Subject to certain limitations on the exercise by unitholders of voting rights, the general partner may be removed by the written consent or affirmative vote of holders of depositary units owning more than 75% of the total number of all outstanding depositary units, voting as a class, then held by unitholders, including the general partner and its affiliates to the extent that they are holders of depositary units. Upon the removal of the general partner by holders of depositary units, the holders of depositary units will be obligated to elect a successor general partner and to continue the business of the partnership. At the election of the general partner, a successor general partner will be required, at the effective date of its admission as a general partner, to purchase API’s 1% general partner interest directly from API for a price equal to its “fair market value,” as described below.
      If API does not elect to sell its interest, the successor general partner will be required to contribute to the capital of AREP cash in an amount equal to 1/99th of the product of the number of depositary units outstanding immediately prior to the effective date of such successor general partner’s admission (but after giving effect to the conversion of API’s general partner interest into depositary units described below) and the average price at which the depositary units had been trading over the 20-day period immediately preceding the successor general partner’s admission. Thereafter, the successor general partner will be entitled to one percent (1%) of all partnership allocations and distributions.
      If API chooses not to sell its 1% general partner interest directly to a successor general partner, API’s general partner interest in AREP will be converted into depositary units, with the number of depositary units to be received to be based upon the “fair market value” of its general partner interest at the time of its removal and the average price at which the depositary units had been trading over the 20-day period preceding the effective date of API’s departure. In this regard, the “fair market value” of the departing general partner’s interest is the amount that would be distributable to API on account of the interest if AREP were to dispose of all of its assets in an orderly liquidation, commencing on the effective date of its removal at a price equal to the fair market value of those assets (discounted at the rate then payable on one-year U.S. Treasury obligations to the effective date of such removal to reflect the time reasonably anticipated to be necessary to consummate the sales), as agreed upon between API as the departing general partner and its successor, or, in the absence of an agreement, as determined by an independent appraiser.
      Upon removal of API from the partnership, API also will be removed as general partner of AREH and its general partner interest in AREH will either be purchased by the successor general partner or converted into depositary units (in which case the successor shall also contribute to the capital of AREH) in the same manner as provided above with respect to the partnership.
      The partnership agreement provides that, upon the departure of API and the conversion of its general partner interest in AREP to depositary units, AREP will, at the request of the departing general partner, file with the Securities and Exchange Commission up to three registration statements under the Securities Act registering the offering and sale of all or a portion of the depositary units owned by API, including those depositary units received upon conversion of its general partner interest in AREP and AREH. The cost of the first registrations will be borne by AREP and the cost of any other such registration will be borne by API.
Withdrawal of the General Partner
      The general partner may withdraw, but only if:

(1) the withdrawal is with the consent of a majority interest;

(2) API, with the consent of a majority interest, transfers all of its interest as general partner in the partnership;

(3) the transferee consents to be bound by the partnership agreement and the transferee has the necessary legal authority to act as successor general partner of the partnership; and

(4) AREP receives an opinion of counsel to the effect that a vote by the unitholders and the admission of a new general partner is in conformity with local law, will not cause the loss of limited liability to the unitholders and will not cause AREP to be treated as an “association” taxable as a corporation for federal income tax purposes.
      Notwithstanding the foregoing, API may, without the consent of the unitholders (to the extent permitted by law), transfer its interest as general partner in AREP to any person or entity that has, by merger, consolidation or otherwise, acquired all or substantially all of the assets or stock of API and continued its business, provided that such person or entity has a net worth no less than that of API and has accepted and agreed to be bound by the terms and conditions of the partnership agreement. The general partner also may mortgage, pledge, hypothecate or grant a security interest in its interest as general partner in AREP without the consent of unitholders.
Distributions
      The general partner has the power and authority to retain or use partnership assets or revenues as, in the sole and absolute discretion of the general partner, may be required to satisfy the anticipated present and future cash needs of the partnership, whether for operations, expansion, improvements, acquisitions or otherwise.
      Subject to Section 17-607 of the Delaware Act and to the provision with respect to distributions upon liquidation or dissolution of the partnership, the general partner, in its sole and absolute discretion, may make such distribution from partnership assets or otherwise as it deems appropriate in its sole discretion, quarterly, annually or at any other time. Any distributions will be distributed to the general partner and the record holders in accordance with their respective percentage interests.
      Distribution of proceeds on liquidation or dissolution of the partnership will be made; first to the payment of any debts and liabilities of the partnership which are then due and payable; next to the establishment of such reserves as the general partner deems reasonably necessary to provide for any future, contingent or unforeseen liabilities or obligations of the partnership; and next pro rata in accordance with and to the extent of the positive balances in the general partner’s and record holders’ respective capital accounts.
Allocations of Income and Loss
      The AREP partnership agreement provides, in general, that, after allocation to the holders of preferred units of an amount of income or gain equal to the 5% accrued distribution rate for the year, all items of income, gain, loss and deduction are allocated to API and to the holders of depositary units in accordance with their respective percentage ownership in the partnership. Items allocated to the holders of depositary units are further allocated among them pro rata in accordance with the respective number of depositary units owned by each of them. The partnership’s income gain, and loss and deduction, for federal income tax purposes, will be computed on an annual basis and apportioned equally among the calendar months among the general partner and record holders of depositary units in accordance with their percentage interests as of the close of business on the last day of the month in which taxable income or losses are apportioned. The partnership’s gains and losses from capital transactions generally will be allocated among the general partner and record holders of depositary units in proportion to their percentage interests as of the close of business on the last day of the month in which such gains and losses occurred. However, if gain from a capital transaction is recognized by the partnership over more than one calendar year, gain recognized by the partnership in years subsequent to the year in which the capital transaction occurred shall be allocated in the same manner as income of the partnership allocated.
Nevada Gaming Law Dispositions
      If any Nevada gaming authority requires that a limited partner be licensed, qualified or found suitable under any applicable Nevada gaming law and the limited partner

•	fails to apply for a license, qualification or a finding of suitability within 30 days, or such shorter period as may be required by the applicable Nevada gaming authority after being requested to do so by the Nevada gaming authority, or

•	is denied such license or qualification or not found suitable,

then, the general partner will have the right, exercisable in its sole and absolute discretion,

•	to require each the limited partner to dispose of its partnership interest within 30 days, or such earlier date as may be required by the applicable Nevada gaming authority, of the occurrence of the event described above, or

•	to redeem the partnership interest of the limited partner, on behalf of and for the account of the partnership, at a redemption price equal to lowest of:

•	the market price for the partnership interest on the filing date, as defined, which, in the case of a depositary unit, will be the unit price;

•	the price at which such limited partner acquired the partnership interest; and

•	such other lesser amount as may be required by any Nevada gaming authority.
      Immediately upon a determination by a Nevada gaming authority that a limited partner will not be licensed, qualified or found suitable and must dispose of its partnership interest, the limited partner will, to the extent required by applicable Nevada gaming laws, have no further right to exercise, directly or indirectly, any rights to which limited partners or record holders are entitled under the Delaware Act or partnership agreement or to receive any distributions made by the partnership, except the redemption price.
New Jersey Gaming Law Dispositions
      Securities of the partnership are held subject to the condition that if a holder of any security is found to be disqualified by the New Jersey Casino Control Commission pursuant to the provisions of the New Jersey Casino Control Act, the holder will dispose of his interest in the partnership in accordance with the New Jersey Casino Control Act. The partnership agreement is deemed to include all provisions required by the Casino Control Act and the regulations under it.
Amendment of the Partnership Agreement
      Amendments to the partnership agreement may be proposed by the general partner or by holders of depositary units owning at least 10% of the total number of depositary units outstanding then owned by all unitholders. Any proposed amendment (other than those described below) must be approved by the general partner in writing and, subject to limitations on the exercise by unitholders of voting rights, by at least a majority interest in order to be adopted. Unless approved by API in writing and, subject to limitations on the exercise by unitholders of voting rights, by all of the holders of depositary units, no amendment may be made to the partnership agreement if the amendment, in the opinion of counsel would result in the loss of the limited liability of unitholders or AREP as the sole limited partner of AREH or would cause AREP or AREH to be treated as an association taxable as a corporation for federal income tax purposes. In addition, no amendment to the partnership agreement may be made which would:

•	enlarge the obligations of the general partner or any unitholder or convert the interest of any unitholder into the interest of a general partner;

•	modify the expense reimbursement payable to the general partner and its affiliates pursuant to the partnership agreement or the fees and compensation payable to the general partner and its affiliates pursuant to the AREH partnership agreement;

•	modify the order and method for allocations of net income and net loss or distributions of net cash flow from operations without the consent of the general partner or the unitholders adversely affected; or

•	amend sections of the partnership agreement concerning amendments of the agreement without the consent of unitholders owning more than 95% of the total number of depositary units outstanding then held by all unitholders.
Notwithstanding the foregoing, the general partner may make amendments to the partnership agreement without the consent of the unitholders, if such amendments are necessary or appropriate:

•	to reflect a change in the name or location of the principal office of the partnership;

•	to reflect the admission, substitution, termination, or withdrawal of unitholders in accordance with the partnership agreement;

•	to qualify AREP as a limited partnership or to ensure that AREP will not be treated as an association taxable as a corporation for federal income tax purposes;

•	in connection with or as a result of the general partner’s determination that AREP does not or no longer will qualify as a partnership for federal income tax purposes, including, without limitation, an amendment reflecting the reorganization of AREP into a qualified “real estate investment trust”;

•	to reflect a change that is of an inconsequential nature and does not adversely affect the unitholders in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement;

•	to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

•	to facilitate the trading of the depositary units or comply with any requirement or guideline of any securities exchange on which the depositary units are or will be listed for trading;

•	to make any change required or contemplated by the partnership agreement;

•	to amend any provisions requiring any action by the general partner if applicable provisions of the Delaware Act related to AREP or AREH are amended or changed so that such action is no longer necessary; or

•	to authorize AREP to issue units (or other securities) in one or more additional classes, or one or more series of classes, with any designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to existing classes of depositary units or preferred units, as shall be fixed by the general partner.
Issuance of Additional Securities
      The partnership is authorized to issue additional depositary units or other securities from time to time to unitholders or additional investors without the consent or approval of unitholders. There is no limit to the number of depositary units or additional classes that may be issued. The board of directors of the general partner has the power, without any further action by the unitholders, to issue securities with such designations, preferences and relative, participating or other special rights, powers and duties, including rights, powers and duties senior to existing classes of depositary units or preferred units.
Meetings; Voting Rights of Unitholders
      Any action that is required or permitted to be taken by unitholders may be taken either at a meeting of the holders of depositary units or without a meeting if consents in writing setting forth the action so taken are signed by holders of depositary units owning not less than the minimum number of depositary units or preferred units that would be necessary to authorize or take such action at a meeting. Meetings of the holders of depositary units may be called by the general partner or by unitholders owning at least 10% of the total depositary units outstanding then owned by all such unitholders. Holders of depositary units may vote either in person or by proxy at meetings.
      Matters submitted to the unitholders for their consent will be determined by the affirmative vote, in person or by proxy, of a majority interest, except that a higher vote will be required for certain amendments described above, the removal of the general partner and the continuation of AREP after certain events that would otherwise cause dissolution.
      Each unitholder will have one vote for each depositary unit as to which the unitholder has been admitted as a unitholder. A subsequent transferee of depositary units who has not been admitted as a unitholder of record with respect to the depositary units will have no voting rights with respect to the depositary units, even if such subsequent transferee holds other depositary units as to which it has been admitted as a unitholder. The voting rights of a unitholder who transfers a depositary unit will terminate with respect to that depositary unit upon its transfer, whether or not the subsequent transferee is admitted as a unitholder of record with respect thereto. The partnership agreement does not provide for annual meetings of the unitholders.
Restriction on Short-Form Mergers
      Neither the general partner nor its affiliates will cause the partnership (in the event that the Delaware Act is amended to permit partnerships to engage in short form merger transactions), or any successor entity of the partnership, whether in its current form as a limited partnership or as converted to or succeeded by a corporation or other form of business association, to effect a merger or other business combination (in the event that such short-form merger statute applies to other business combinations) of the partnership or such successor, in each case pursuant to Section 253 of the General Corporation Law of Delaware, or any successor statute, or any similar short-form merger statute under the laws of Delaware or any other jurisdiction. This provision does not apply to any other merger or business combination transaction. In addition, no amendment to this provision is permitted without a unanimous vote of the record holders, unless the amendment has been approved by the audit committee, in which event only a majority interest, as defined, is required for approval of the amendment.
Liability of General Partner and Unitholders
      The general partner will be liable for all general obligations of the partnership to the extent not paid by the partnership. The general partner will not, however, be liable for the nonrecourse obligations of the partnership. Assuming that a unitholder does not take part in the control of the business of AREP and otherwise acts in conformity with the provisions of the partnership agreement, the liability of the unitholder will, under the Delaware Act, be limited, subject to certain possible exceptions, generally to the amount contributed by the unitholder or the unitholder’s predecessor in interest to the capital of the partnership, plus the unitholder’s share of any undistributed partnership income, profits or property. However, under the Delaware Act, a unitholder who receives a distribution from AREP that is made in violation of the Delaware Act and who knew at the time of the distribution that the distribution was improper, is liable to AREP for the amount of the distribution. Such liability or liability under other applicable Delaware law (such as the law of fraudulent conveyances) ceases after expiration of three years from the date of the applicable distribution.
      Under the Delaware Act, a partnership is prohibited from making a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of the partnership, exceed the fair value of the assets of the partnership (except that fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the partnership only to the extent that the fair value of the property exceeds that liability). An assignee of a limited partner who becomes a substituted limited partner does not, under the Delaware Act, become liable for any obligation of the assignor to restore prior distributions.
Books and Reports
      The general partner is required to keep complete and accurate books with respect to the partnership’s business at the principal office of the partnership. The books are maintained for financial accounting purposes on the accrual basis, in accordance with generally accepted accounting principles. The fiscal year of AREP is the calendar year.
      Unitholders will be entitled to have access to AREP books and certain other records at reasonable times upon reasonable notice to the general partner, subject to certain limitations including those intended to protect confidential business information.
      The general partner will furnish to each unitholder, within 120 days after the close of each fiscal year, reports containing certain financial statements of AREP for the fiscal year, including a balance sheet and statements of income, unitholders’ equity and changes in financial position, which will be audited by a nationally recognized firm of independent certified public accountants. Within 90 days after the close of each taxable year, AREP will use its best efforts to furnish to each unitholder as of the last day of any month during such taxable year such information as may be required by the unitholders for the preparation of their individual federal, state and local tax returns. This information will be furnished in summary form so that certain complex calculations normally required can be avoided. The partnership’s ability to furnish such summary information may depend on the cooperation of unitholders in supplying certain information to the partnership.

Power of Attorney
      Pursuant to the AREP partnership agreement, each unitholder of record appoints API and each of API’s authorized officers as the unitholder’s or substituted unitholder’s attorney-in-fact:

•	to enter into the depositary agreement and deposit the depositary units of the unitholder or substituted unitholder in the deposit account established by the depositary and admit the holders of depositary units and preferred units as limited partners in AREP, and

•	to make, execute, file and/or record:

•	instruments with respect to any amendment of the partnership agreement;

•	conveyances and other instruments and documents with respect to the dissolution, termination and liquidation of AREP pursuant to the terms of the partnership agreement;

•	financing statements or other documents necessary to grant or perfect a security interest, mortgage, pledge or lien on all or any of the assets of the partnership;

•	instruments or papers required to continue the business of AREP pursuant to the partnership agreement;

•	instruments relating to the admission of substituted limited partners in the partnership; and

•	all other instruments deemed necessary or appropriate to carry out the provisions of the partnership agreement. The power of attorney is irrevocable, will survive the subsequent death, incompetency, dissolution, disability, incapacity, bankruptcy or termination of the granting unitholder, and will extend to such unitholder’s heirs, successors and assigns.
Death, Bankruptcy or Incompetency of a Unitholder
      The death, bankruptcy or adjudication of incompetency of a unitholder will not dissolve the partnership. In such event, the legal representatives of the unitholder will have all the rights of a unitholder for the purpose of settling or managing the estate and such power as the deceased, bankruptcy or incompetent unitholder possessed to assess, sell or transfer any part of his interest. The transfer of depositary units and preferred units by the legal representative to any person or entity is subject to all of the restrictions to which such transfer would have been subject if it had been made by the deceased, bankrupt or incompetent unitholder.
Termination, Dissolution and Liquidation
      The partnership will continue until December 31, 2085, unless sooner dissolved or terminated and its assets liquidated upon the occurrence of the earliest of:

•	the withdrawal, removal or bankruptcy of the general partner (subject to the right of the unitholders to reconstitute and continue the business of AREP by written agreement of a majority interest and designation by them of a successor general partner within 90 days);

•	the written consent or affirmative vote of a majority interest, with the approval of the general partner, to dissolve and terminate the partnership;

•	the sale or other disposition of all or substantially all of the assets of the partnership;

•	the partnership’s insolvency or bankruptcy; or

•	any other event causing or requiring a dissolution under the Delaware Act.
      The unitholders’ right to continue AREP described above is subject to the receipt of an opinion of counsel to the effect that the continuation and the selection of a successor general partner will not result in the loss of limited liability of the unitholders and will not cause AREP to be treated as an association taxable as a corporation for federal income tax purposes. Upon dissolution, the general partner or other entity or person authorized to wind up the affairs of AREP will proceed to liquidate the assets of AREP and apply the proceeds of liquidation in the order of priority set forth in the partnership agreement.
DESCRIPTION OF DEBT SECURITIES
      We will issue our debt securities under one or more separate indentures between us and a trustee that we will name in the applicable supplement to this prospectus. Following the execution of any indenture, the indenture will be filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part.
      The following summary describes certain material terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in the applicable supplement to this prospectus. You should read the applicable indenture for more details regarding the provisions of particular debt securities.
General
      The debt securities will be our direct obligations which may be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more indentures. Senior securities and subordinated securities may be issued pursuant to separate indentures, in each case between us and a trustee, which may be the same indenture trustee, subject to such amendments or supplements as may be adopted from time to time. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made under this heading relating to the debt securities and the indentures are summaries of their provisions, do not purport to be complete and are qualified in their entirety by reference to the indentures and the debt securities.
Terms
      The indebtedness represented by the senior securities will rank equally with all our other unsecured and unsubordinated indebtedness. The indebtedness represented by subordinated securities will be subordinated in right of payment to the prior payment in full of our senior securities. The particular terms of the debt securities offered by us will be described in one or more supplements to this prospectus, along with any applicable federal income tax considerations unique to such debt securities. Accordingly, for a description of the terms of any series of debt securities, reference must be made to both the prospectus supplement relating to that series and the description of the debt securities set forth in this prospectus.
      Except as set forth in any prospectus supplement, our debt securities may be issued without limits as to aggregate principal amount, in one or more series, in each case as established from time to time by us or as set forth in the applicable indenture or in one or more supplemental indentures. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of that series, for issuance of additional debt securities of that series.
      Any indenture trustee under an indenture may resign or be removed with respect to one or more series of debt securities and a successor indenture trustee may be appointed to act with respect to such series.
      The following sets forth certain general terms and provisions of the indentures and the debt securities. The prospectus supplement relating to the series of debt securities being offered will contain further terms of those debt securities, including the following specific terms:

(1) The title of the debt securities and whether the debt securities are secured, unsecured, senior securities or subordinated securities;

(2) The aggregate principal amount of the debt securities and any limit on such aggregate principal amount;

(3) The price (expressed as a percentage of the principal amount of the series) at which the debt securities will be issued and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon declaration of the maturity of the debt securities, or (if applicable) the portion of the principal amount of the debt securities that is convertible into common units or preferred units, or the method by which any such portion shall be determined;

(4) If convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of the common units or preferred units receivable on conversion;

(5) The date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

(6) The rate or rates (which may be fixed or variable), or the method by which the rate or rates shall be determined, at which the debt securities will bear interest, if any;

(7) The date or dates, or the method for determining the date or dates, from which any interest will accrue, the dates on which any interest will be payable, the record dates for interest payment dates, or the method by which the record dates shall be determined, the persons to whom interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(8) The place or places where the principal of (and premium, if any) and interest, if any, on the debt securities will be payable, where the debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon us with respect to the debt securities and the applicable indenture may be served;

(9) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at our option;

(10) Our obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

(11) If other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

(13) Whether the debt securities will be issued in certificated or book-entry form and, if so, the identity of the depositary for such securities;

(14) Whether such debt securities will be in registered or bearer form or both and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

(15) The applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or set forth in the applicable prospectus supplement and indenture, or any modification thereof;

(16) Whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such payment;

(17) Any deletions from, modifications of or additions to the events of default or our covenants, to the extent different from those described in this prospectus, and any change in the right of any trustee or any of the holders to declare the principal amount of any debt securities due and payable;

(18) The provisions, if any, relating to the security provided for the debt securities; and

(19) Any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.
      If so provided in the applicable prospectus supplement, our debt securities may be issued at a discount below their principal amount and provide for less than their entire principal amount to be payable upon declaration of acceleration of the maturity of the debt securities original issue discount securities. In such cases, any special U.S. federal income tax, accounting and other considerations applicable securities will be described in the applicable prospectus supplement.
      Except as may be set forth in any prospectus supplement, neither our debt securities nor the applicable indenture will contain any provisions that would limit our ability to incur indebtedness or that would afford holders of our debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control, regardless of whether the indebtedness, transaction or change of control is initiated or supported by us, any of our affiliates or any other party.
      Reference is made to the applicable prospectus supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.
Denomination, Interest, Registration and Transfer
      Unless otherwise described in the applicable prospectus supplement, our debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.
      Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the applicable indenture trustee, except, that, at our option, payment of interest may be made by check mailed to the address of the person entitled to payment of interest as it appears in the applicable register for the debt securities.
      Our debt securities of any series will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of the debt securities at the corporate trust office of the applicable indenture trustee or at the office of any registrar designated by us for such purpose. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, our debt securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable indenture trustee or at the office of any registrar designated us the for such purpose. Every debt security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable indenture trustee or registrar. Except as may be set forth in any prospectus supplement, no service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of any transfer or exchange. If the applicable prospectus supplement refers to any registrar (in addition to the applicable indenture trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such registrar or approve a change in the location through which any registrar acts, except that we will be required to maintain a transfer agent in each place of payment for such series.
      We may at any time designate additional registrars with respect to any series of debt securities.

      Neither we nor any indenture trustee shall be required (1) to issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing or (2) to register the transfer of or exchange any debt security, or portion of the debt security, selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part.
Merger, Consolidation or Sale of Assets
      The applicable indenture will provide that we may, without the consent of the holders of any outstanding debt securities, consolidate with, or sell, lease or convey all or substantially all of our or its assets to, or merge with or into, any other entity provided that (a) either we shall be the continuing entity, or the successor entity (if other than our company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets, is organized under the laws of any domestic jurisdiction and assumes our obligations to pay principal of (and premium, if any) and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture; (b) immediately after the transaction, no event of default under the applicable indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, exists; and (c) an officers’ certificate and legal opinion covering these conditions shall be delivered to the applicable indenture trustee.
      Unless otherwise provided in the applicable indenture and set forth in the applicable prospectus supplement, the applicable indenture will provide that will not apply or be required to be complied with in connection with any merger or consolidation or sale, assignment, transfer, conveyance of all or substantially all of our assets to a wholly-owned subsidiary, provided that if we are not the surviving entity of the transaction, the surviving entity complies with clause (a).
Covenants
      Covenants with respect to any series of debt securities will be set forth in the applicable prospectus supplement.
Subordination of Subordinated Debt Securities
      Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. To the extent we issue subordinated debt securities, they will also be contractually subordinated to any senior debt securities or other senior indebtedness that we may issue. The indebtedness underlying the subordinated debt securities will be payable only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of any event of default, we may not make any payment on the subordinated debt securities until either we have paid all senior indebtedness or the acceleration is rescinded.
      If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors.
Events of Default, Notice and Waiver
      Unless otherwise set forth in the applicable prospectus supplement, each indenture will provide that the following events are “Events of Default” with respect to any series of debt securities:

(1) default for 30 days in the payment of any installment of interest on any debt security of that series;

(2) default in the payment of principal of (or premium, if any, on) any debt security of the series at its maturity upon redemption or otherwise;

(3) default in the performance or breach of any other covenant contained in the indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued under the indenture other than such series), continued for 60 days after written notice as provided in the applicable Indenture has been given;

(4) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of our company or any guarantor that is a significant subsidiary, as defined; and

(5) any other event of default provided with respect to a particular series of debt securities.

      If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable indenture trustee or the holders of not less than 25% in principal amount of the debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms of those debt securities) of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable indenture trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of any series (or of all debt securities then outstanding under any indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable indenture trustee, the holders of not less than a majority in principal amount of outstanding debt securities of that series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may rescind and annul the declaration and its consequences. The indentures also will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may waive any past default with respect to that series and its consequences, except a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series.
      The indentures will require each indenture trustee to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless the default shall have been cured or waived; provided, however, that the indenture trustee may withhold notice to the holders of any series of debt securities of any default with respect to the series if specified responsible officers of such indenture trustee consider withholding of notice to be in the interest of the holders.
      Except as may be set forth in any prospectus supplement, each indenture will provide that no holder of debt securities of any series may institute any proceeding, judicial or otherwise, with respect to such indenture or for any remedy under it, except in the case of failure of the applicable indenture trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on the debt securities at the respective due dates thereof.
      The indentures will provide that, subject to provisions in each indenture relating to its duties in case of default, an indenture trustee will be under no obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under that indenture, unless the holders shall have offered to the indenture trustee under that indenture reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable indenture trustee, or of exercising any trust or power conferred upon the indenture trustee. However, an indenture trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve the indenture trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein.

      Within 90 days after the close of each fiscal year, we will be required to deliver to each indenture trustee a certificate, signed by one of several of our specified officers, stating whether or not the officer has knowledge of any default under the applicable indenture and, if so, specifying each default and the nature and status of the default.
Modification of the Indentures
      Except as may be set forth in any prospectus supplement, modifications and amendments of an indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under the indenture affected by the modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each debt security affected thereby,

(1) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any the debt security;

(2) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such debt security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

(3) change the coin or currency for payment of principal of, premium, if any, or interest on any the debt security; or

(4) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants.

      The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, compliance by us with certain restrictive covenants of the applicable indenture.
      Modifications and amendments of an indenture will be permitted to be made by us and the respective indenture trustee without the consent of any holder of debt securities for any of the following purposes:

(1) to evidence the succession of another person to our company as obligor under the indenture;

(2) to add to the covenants of our company for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture;

(3) to add or change any provisions of an indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form; provided that the action shall not adversely affect the interest of the holders of the debt securities of any series in any material respect;

(4) to change or eliminate any provisions of an indenture; provided that any such change or elimination shall be effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

(5) to provide for the acceptance of appointment by a successor indenture trustee or facilitate the administration of the trusts under an indenture by more than one indenture trustee;

(6) to cure any ambiguity, defect or inconsistency in an indenture; or

(7) to supplement any of the provisions of an indenture;

      The indentures will provide that, in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the applicable indenture or whether a quorum is present at a meeting of holders of debt securities, the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of principal that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of the original discount issue security pursuant to the indenture,
      Unless otherwise set forth in the applicable prospectus supplement, we will be permitted, at our option, to discharge certain obligations to holders of any series of debt securities issued under any indenture that have not already been delivered to the applicable indenture trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable indenture trustee, in trust, funds in the currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities with respect to principal (and premium, if any) and interest to the date of the deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.
      Unless otherwise indicated in the applicable prospectus supplement, the indentures will provide that we may elect either

(1) to defease and be discharged from any and all obligations with respect to such debt securities, or

(2) to be released from our obligations with respect to covenants under the applicable indenture.

      In either case upon the irrevocable deposit by us with the applicable indenture trustee, in trust, of an amount sufficient to pay the principal of (and premium, if any) and interest on the debt securities on the stated maturity or on the applicable redemption date.
      Such a trust will only be permitted to be established if, among other things, we have delivered to the applicable indenture trustee an opinion of counsel (as specified in the applicable indenture) and to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the event of defeasance, the holders of debt securities would thereafter be able to look only to the trust fund for payment of principal (and premium, if any) and interest.
      The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.
Conversion Rights
      The terms and conditions, if any, upon which the debt securities are convertible into depositary units or preferred units will be set forth in the applicable prospectus supplement relating thereto. Such terms will include whether such debt securities are convertible into depositary units or preferred units, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities and any restrictions on conversion.
Payment
      Unless otherwise set forth in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the indenture trustee, the address of which will be stated in the applicable prospectus supplement; provided that, at our option payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States.

      All moneys paid by us to a paying agent or an indenture trustee for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of one year after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.
Global Securities
      The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series.
DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES
      The following summarizes the terms of the warrants to purchase debt securities we may offer. The summaries contained in this prospectus, together with the description of warrants to purchase debt securities and indentures included in the applicable prospectus supplement, will provide the material terms of the warrants to purchase debt securities and of the indenture.
General
      We may issue debt warrants evidenced by debt warrant certificates independently or together with any securities offered by any prospectus supplement. If we offer debt warrants, the prospectus supplement will describe the terms of the warrants, including:

•	the offering price, if any;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants and the terms of the applicable indenture under which the debt securities will be issued;

•	if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

•	if applicable, the date on and after which the debt warrants and the related securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the debt warrants begins and expires;

•	U.S. federal income tax consequences;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currencies in which the offering price and exercise price are payable; and

•	if applicable, any antidilution provisions.
      You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may present debt warrant certificates for registration of transfer at the corporate trust office of the debt warrant agent, which will be listed in the prospectus supplement. Warrantholders do not have any of the rights of holders of debt securities, except to the extent that the consent of warrantholders may be required for certain modifications of the terms of the applicable indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants.

In addition, warrantholders are not entitled to payments of principal of and interest, if any, on the debt securities.
Exercise of Debt Warrants
      You may exercise debt warrants by surrendering the debt warrant certificate at the corporate trust office of the debt warrant agent, with payment in full of the exercise price. Upon the exercise of debt warrants, the debt warrant agent will, as soon as practicable, deliver the debt securities in authorized denominations in accordance with your instructions and at your sole cost and risk. If less than all the debt warrants evidenced by the debt warrant certificate are exercised, the agent will issue a new debt warrant certificate for the remaining amount of debt warrants.
DESCRIPTION OF WARRANTS TO PURCHASE
DEPOSITARY UNITS OR PREFERRED UNITS
      The following summarizes the terms of depositary unit warrants and preferred unit warrants we may issue. This description is subject to the detailed provisions of a stock warrant agreement that we will enter into between us and a warrant agent we select at the time of issue.
General
      We may issue warrants evidenced by warrant certificates under a warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer stock warrants, the prospectus supplement will describe the terms of the stock warrants, including:

•	the offering price, if any;

•	if applicable, the designation and terms of the preferred unit purchasable upon exercise of the preferred unit warrants;

•	the number of shares of depositary units or preferred units purchasable upon exercise of one warrant and the initial price at which the units may be purchased upon exercise;

•	the dates on which the right to exercise the warrants begins and expires;

•	U.S. federal income tax consequences;

•	call provisions, if any;

•	the currencies in which the offering price and exercise price are payable; and

•	if applicable, the antidilution provisions of the warrants.
      The units we issue upon exercise of the stock warrants will, when issued in accordance with the warrant agreement, be validly issued, fully paid and nonassessable.
Exercise of Warrants
      You may exercise warrants by surrendering to the warrant agent the warrant certificate, which indicates your election to exercise all or a portion of the warrants evidenced by the certificate. Surrendered warrant certificates must be accompanied by payment of the exercise price in the form of cash or a check. The warrant agent will deliver certificates evidencing duly exercised stock warrants to the transfer agent. Upon receipt of the certificates, the transfer agent will deliver a certificate representing the number of depositary units or preferred units purchased. If you exercise fewer than all the warrants evidenced by any certificate, the warrant agent will deliver a new stock warrant certificate representing the unexercised stock warrants.

No Rights as Unitholders
      Holders of warrants are not entitled to vote, to consent, to receive distributions or to receive notice as unitholders with respect to any meeting, or to exercise any rights whatsoever as unitholders of the partnership.
PLAN OF DISTRIBUTION
      We may sell our securities in or outside the United States to or through underwriters or dealers, through agents or directly to other purchasers. The applicable supplement to this prospectus with respect to our securities, will set forth the terms of the offering of our securities, including the name or names of any underwriters, dealers or agents, the public offering price, any underwriting discounts and other items constituting underwriter compensation, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed.
      Our securities may be sold directly by us or through agents designated by us from time to time at fixed prices, which may be changed, or at varying prices determined at the time of a sale of our securities. Any agent involved in the offer or sale of our securities will be named, and any commissions payable by us to such agent will be set forth, in the supplement to this prospectus relating thereto.
      In connection with the sale of our securities, underwriters or agents may receive compensation from us or from purchasers of our securities, for whom they may act as agents, in the form of discounts, concessions or commissions.
      Underwriters may sell our securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on the resale of our securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the applicable supplement to this prospectus. Unless otherwise set forth in the supplement to this prospectus relating thereto, the obligations of the underwriters or agents to purchase our securities will be subject to conditions precedent and the underwriters will be obligated to purchase all our securities if any are purchased. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
      Any depositary units sold pursuant to this prospectus and applicable prospectus supplement, will be approved for trading, upon notice of issuance, on the New York Stock Exchange.
LEGAL MATTERS
      DLA Piper Rudnick Gray Cary US LLP, New York, New York, will provide us with an opinion as to certain legal matters in connection with the securities we are offering.
EXPERTS
American Real Estate Partners, L.P.
      The consolidated financial statements, financial statement schedule and management’s assessment of effectiveness of internal control over financial reporting of American Real Estate Partners, L.P. as of December 31, 2005 and 2004 and for years ended December 31, 2005 and 2004, incorporated by reference in this prospectus to American Real Estate Partners, L.P.’s Annual Report on Form 10-K, as amended, as of and for the year ended December 31, 2005, have been audited by Grant Thornton LLP, independent registered public accounting firm, as stated in its reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.
      The consolidated statements of operations, changes in partners’ equity and comprehensive income, and cash flows for the year ended December 31, 2003 and related financial statement schedule for the year ended December 31, 2003 in American Real Estate Partners, L.P.’s Annual Report on Form 10-K/A for the year ended December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

American Property Investors, Inc.
      The balance sheet of American Property Investors, Inc. as of December 31, 2005, incorporated by reference in this prospectus to American Real Estate Partners, L.P.’s Current Report on Form 8-K filed on April 18, 2006, has been audited by Grant Thornton LLP, independent registered public accounting firm, as stated in its report with respect thereto, and is incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

WestPoint Stevens Inc.
      The consolidated financial statements of WestPoint Stevens Inc. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, appearing in American Real Estate Partners, L.P.’s Form 8-K/A dated October 21, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about WestPoint Stevens Inc.’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

GB Holdings, Inc.
      The consolidated financial statements of GB Holdings, Inc. and subsidiaries as of December 31, 2004 and for each of the years in the two-year period ended December 31, 2004 have been audited by KPMG LLP as set forth in the report of KPMG LLP, independent registered public accounting firm, and such report has been incorporated by reference to American Real Estate Partners, L.P.’s Annual Report on Form 10-K, as amended, as of and for the year ended December 31, 2005 upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2004 consolidated financial statements contains an explanatory paragraph that states that GB Holdings’ recurring net losses, net working capital deficiency and significant debt obligations which are due within one year raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
INDEPENDENT PETROLEUM CONSULTANTS AND GEOLOGISTS
      Information incorporated by reference in this prospectus concerning reserve evaluations and related calculations as of December 31, 2005, 2004 and 2003 for the Longfellow Ranch properties owned by NEG Operating LLC are incorporated herein in reliance upon the report of DeGolyer and MacNaughton, independent petroleum engineering consultants, given upon their authority as experts in petroleum engineering.
      The estimated reserve evaluations and related calculations as of December 31, 2005, 2004 and 2003 for properties held by NEG Operating LLC, and, as of December 31, 2005 and 2004 for properties held by National Onshore LP and National Offshore LP located in East Texas, West Texas, the Gulf of Mexico, the Gulf Coast, the Arkoma Basin of Arkansas and Oklahoma and the Andarko Basin of Oklahoma are incorporated herein in reliance upon the report of Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants, given upon their authority as experts in petroleum engineering.
      Information incorporated by reference in this prospectus concerning reserve evaluations and related calculations as of December 31, 2004 and 2003 for our properties held by NEG Operating LLC in connection with the acquisition of Shana National LLC are incorporated herein in reliance upon the authority of Prator Bett, L.L.C., independent petroleum consultants, given upon their authority as experts in petroleum engineering.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register the units and debt securities offered by this prospectus. This prospectus is part of the registration statement. This prospectus does not contain all the information contained in the registration statement because we have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, which you may read and copy at the public reference facilities maintained by the SEC at 100 F Street, N. E. Room 1580, Washington, D.C. 20549. You may obtain copies at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding us. You may access the SEC’s web site at http://www.sec.gov.
      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, we are required to file reports, proxy statements and other information with the SEC. These materials can be copied and inspected at the locations described above. Copies of these materials can be obtained from the Public Reference Section of the SEC at 100 F Street, N. E. Room 1580, Washington, D.C. 20549, at prescribed rates. Our depositary units are listed on the New York Stock Exchange under the symbol “ACP.”
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, all filings made pursuant to the Securities and Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement and any other future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Our Annual Report on Form 10-K and 10-K/A for the fiscal year ended December 31, 2005, filed with the SEC on March 16, 2006 and March 31, 2006, respectively (SEC File No. 1-9516);

•	Our Current Report on Form 8-K/A, filed with the SEC on October 21, 2005, and our Current Reports on Form 8-K, filed with the SEC on February 17, 2006 and April 18, 2006 (SEC File No. 1-9516); and

•	The description of the depositary units contained in the Registration Statement on Form 8-A, initially filed on May 12, 1987, and any subsequent amendment thereto filed for the purpose of updating such description.
      You may request a copy of these filings (not including the exhibits to such documents unless the exhibits are specifically incorporated by reference in the information contained in this prospectus), at no cost, by writing or telephoning us at the following address:
American Real Estate Partners, L.P.
100 South Bedford Road
Mt. Kisco, New York 10549
Attn: Chief Financial Officer
Telephone requests may be directed to (914) 242-7700

      This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.
      You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.
      Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the registration statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

AMERICAN REAL ESTATE PARTNERS, L.P.
AMERICAN REAL ESTATE FINANCE CORP.

PROSPECTUS

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
      The Securities and Exchange Commission registration fee and the estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission registration fee	$117,700
Accounting fees and expenses	75,000
Legal fees and expenses	75,000
Printing expenses	15,000
Miscellaneous	5,000

TOTAL	$287,700

Item 15.	Indemnification of Directors and Officers.
Indemnification Under the Delaware Limited Partnership Act and the American Real Estate Partners L.P. Limited Partnership Agreement
      American Real Estate Partners, L.P. is organized under the laws of Delaware. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (the “Partnership Act”) provides that a limited partnership may, and shall have the power to, indemnify and hold harmless any partners or other persons from and against any and all claims and demands whatsoever, subject to such standards and restrictions set forth in the partnership agreement.
      Section 6.15 of the Amended and Restated Agreement of Limited Partnership of American Real Estate Partners, L.P., dated as of May 12, 1987, provides that the general partner, its affiliates, and all officers, directors, employees and agents of the general partner and its affiliates (individually, an “Indemnitee”), to the fullest extent permitted by law, will be indemnified and held harmless from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of its status as (x) the General Partner or an Affiliate thereof or (y) a partner, shareholder, director, officer, employee or agent of the General Partner or an Affiliate thereof or (z) a Person serving at the request of the Partnership in another entity in a similar capacity, which relate to, arise out of or are incidental to the Partnership, its property, business or affairs, including, without limitation, liabilities under the federal and state securities laws, regardless of whether the Indemnitee continues to be a General Partner, an Affiliate, or an officer, director, employee or agent of the General Partner or of an Affiliate thereof at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner it believed to be in, or not opposed to, the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful and (ii) the Indemnitee’s conduct did not constitute willful misconduct. The agreement further provides that an Indemnitee shall not be denied indemnification in whole or in part under Section 6.15 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of the partnership agreement. Any indemnification under Section 6.15 shall be satisfied solely out of the assets of the partnership. The Record Holders shall not be subject to personal liability by reason of the indemnification provision.

Indemnification Under the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of American Real Estate Finance Corp.
      American Real Estate Finance Corp. (“AREP Finance”) is a corporation incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrants. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Item 16.	Exhibits
(a) Exhibits
      See the accompanying Exhibit Index.
Item 17.     Undertakings
      The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrants pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
      (6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934

(and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (8) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.
      (9) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (10) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed under the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on April 21, 2006.

AMERICAN REAL ESTATE PARTNERS, L.P.

By:	American Property Investors, Inc., its general partner

By:	/s/ Keith A. Meister

Keith A. Meister
Principal Executive Officer and
Vice Chairman of the Board
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Keith A. Meister Keith A. Meister	Principal Executive Officer and Vice Chairman of the Board (Principal Executive Officer)	April 21, 2006

* Jon F. Weber	President and Chief Financial Officer (Principal Financial Officer)	April 21, 2006

* Adrian Tannian	Chief Accounting Officer (Principal Accounting Officer)	April 21, 2006

* Jack G. Wasserman	Director	April 21, 2006

* William A. Leidesdorf	Director	April 21, 2006

* James L. Nelson	Director	April 21, 2006

* Carl C. Icahn	Chairman of the Board	April 21, 2006

*By:	/s/ Keith A. Meister

Keith A. Meister, Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on April 21, 2006.

AMERICAN REAL ESTATE FINANCE CORP.

By:	/s/ Keith A. Meister

Keith A. Meister
Principal Executive Officer and
Vice Chairman of the Board
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Keith A. Meister Keith A. Meister	Principal Executive Officer and Vice Chairman of the Board (Principal Executive Officer)	April 21, 2006

* Jon F. Weber	President and Chief Financial Officer (Principal Financial Officer)	April 21, 2006

* Adrian Tannian	Chief Accounting Officer (Principal Accounting Officer)	April 21, 2006

* Jack G. Wasserman	Director	April 21, 2006

* William A. Leidesdorf	Director	April 21, 2006

* James L. Nelson	Director	April 21, 2006

* Carl C. Icahn	Chairman of the Board	April 21, 2006

*By:	/s/ Keith A. Meister

Keith A. Meister, Attorney-in-fact

EXHIBIT INDEX

Item 16.	Exhibits

Exhibit No.	Description

1.1	Form of Underwriting Agreement.†
3.1	Amended and Restated Agreement of Limited Partnership of AREP, dated as of May 12, 1987 (incorporated by reference to Exhibit No. 3.2 to AREP’s Form 10-Q for the quarter ended March 31, 2004 (SEC File No. 1-9516), filed on May 10, 2004).
3.2	Amendment No. 1 to the Amendment and Restated Agreement of Limited Partnership of AREP, dated February 22, 1995 (incorporated by reference to Exhibit 3.3 to AREP’s Form 10-K for the year ended December 31, 1994 (SEC File No. 1-9516), filed on March 31, 1995).
3.3	Amendment No. 2 to the Amended and Restated Agreement of Limited Partnership of AREP, dated as of August 16, 1996 (incorporated by reference to Exhibit 10.1 to AREP’s Form 8-K (SEC File No. 1-9516), filed on August 16, 1996).
3.4	Amendment No. 3 to the Amended and Restated Agreement of Limited Partnership of AREP, dated May 9, 2002 (incorporated by reference to Exhibit 3.8 to AREP’s Form 10-K for the year ended December 31, 2002 (SEC File No. 1-9516), filed on March 31, 2003).
3.5	Amendment No. 4 to the Amended and Restated Agreement of Limited Partnership of AREP, dated June 29, 2005 (incorporated by reference to Exhibit No. 3.1 to AREP’s Form 10-Q for the quarter ended June 30, 2005 (SEC File No. 1-9516), filed on August 9, 2005).
3.6	Amended and Restated Agreement of Limited Partnership of AREH, dated as of May 21, 1987 (incorporated by reference to Exhibit 3.5 to AREP’s Form 10-Q for the quarter ended March 31, 2004 (SEC File No. 1-9516), filed on May 10, 2004).
3.7	Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership of AREH, dated August 16, 1996 (incorporated by reference to Exhibit 10.2 to AREP’s Form 8-K (SEC File No. 1-9516), filed on August 16, 1996).
3.8	Amendment No. 2 to the Amended and Restated Agreement of Limited Partnership of AREH, dated June 14, 2002 (incorporated by reference to Exhibit 3.9 to AREP’s Form 10-K for the year ended December 31, 2002 (SEC File No. 1-9516), filed on March 31, 2003).
3.9	Amendment No. 3 to the Amended and Restated Agreement of Limited Partnership of AREH, dated May 9, 2002 (incorporated by reference to Exhibit 3.2 to AREP’s Form 10-Q for the quarter ended June 30, 2005 (SEC File No. 1-9516), filed on August 9, 2005).
4.1	Depositary Agreement among AREP, American Property Investors, Inc. and Registrar and Transfer Company, dated as of July 1, 1987 (incorporated by reference to Exhibit 4.1 to AREP’s Form 10-Q for the quarter ended March 31, 2004 (SEC File No. 1-9516), filed on May 10, 2004).
4.2	Amendment No. 1 to the Depositary Agreement dated as of February 22, 1995 (incorporated by reference to Exhibit 4.2 to AREP’s Form 10-K for the year ended December 31, 1994 (SEC File No. 1-9516), filed on March 31, 1995).
4.3	Specimen Depositary Receipt (incorporated by reference to Exhibit 4.3 to AREP’s Form 10-K for the year ended December 31, 2004 (SEC File No. 1-9516), filed on March 16, 2005).
4.4	Form of Transfer Application (incorporated by reference to Exhibit 4.4 to AREP’s Form 10-K for the year ended December 31, 2004 (SEC File No. 1-9516), filed on March 16, 2005).
4.5	Specimen Certificate representing preferred units (incorporated by reference to Exhibit No. 4.9 to AREP’s Form S-3 (SEC File No. 33-54767), filed on February 22, 1995).
4.6	Form of Amendment to Amended and Restated Agreement of Limited Partnership of AREP setting forth the rights and preferences of Preferred Units.†
4.7	Form of Indenture.
4.8	Form of Indenture.
5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP.

Exhibit No.	Description

8.1	Opinion of DLA Piper Rudnick Gray Cary US LLP as to certain federal income tax matters.†
12.1	Ratio of earnings to fixed charges.
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Grant Thornton LLP.
23.3	Consent of KPMG LLP.
23.4	Consent of KPMG LLP.
23.5	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.6	Consent of Degolyer and MacNaughton.
23.7	Consent of Netherland, Sewell & Associates, Inc.
23.8	Consent of Netherland, Sewell & Associates, Inc.
23.9	Consent of Netherland, Sewell & Associates, Inc.
23.10	Consent of Prator Bett, L.L.C.
23.11	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5.1).
24	Power of Attorney (previously filed).
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 under the Indenture.†

†	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.